Exhibit 10.24

TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

DATED AS OF DECEMBER 16, 2020

AMONG

EICF AGENT LLC,

AS AGENT FOR THE LENDERS SIGNATORY HERETO,

WILLIAMS INDUSTRIAL SERVICES GROUP INC.,

AS BORROWER

AND

THE OTHER CREDIT PARTIES SIGNATORY HERETO

CHAPMAN AND CUTLER LLP

1270 Avenue of the Americas, 30th Floor

New York, New York 10020

PAGE

1.	AMOUNT AND TERMS OF CREDIT	1
1.1	Term Loan.	1
1.2	Term and Prepayment.	3
1.3	Use of Proceeds.	6
1.4	Single Loan.	6
1.5	Interest.	6
1.6	Fees.	6
1.7	Receipt of Payments; Taxes.	7
1.8	Application and Allocation of Payments.	8
1.9	Accounting.	8
1.10	Indemnity.	8
1.11	[Intentionally Omitted].	8
1.12	Joinder of New Subsidiaries as a Credit Party, Etc.	8
1.13	Non-Funding Lenders.	9
1.14	Substitution of Lenders.	9
2.	CONDITIONS PRECEDENT	10
2.1	Conditions to the Loan.	10
3.	REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS	13
3.1	Corporate Existence; Compliance with Law.	13
3.2	Executive Offices, Registered Offices; Corporate or Other Names.	14
3.3	Corporate Power; Authorization; Enforceable Obligations.	14
3.4	Financial Statements; Books and Records.	14
3.5	Material Adverse Change.	14
3.6	Revolving Loan Documents.	14
3.7	Subsidiaries.	15
3.8	Government Regulation; Margin Regulations.	14
3.9	Taxes; Charges.	15
3.10	Payment of Obligations.	15
3.11	ERISA and Canadian Pension Plans.	15
3.12	Litigation.	16
3.13	Intellectual Property.	16
3.14	Full Disclosure.	17
3.15	Environmental Liabilities.	17
3.16	Insurance.	18
3.17	Solvency.	19
3.18	Other Financings.	19
3.19	Conduct of Business.	19
3.20	Further Assurances.	20
3.21	Collateral/Maintenance of Property.	20
3.22	Anti-Terrorism and Anti-Money Laundering Compliance.	21
3.23	Reserved.	21
3.24	Reserved.	22
3.25	Landlord Agreements.	22
3.26	Deposit Accounts; Cash Collateral Accounts.	22
3.27	Reserved.	23
3.28	After-acquired Property; Additional Collateral.	23
3.29	Equity Interests and Subsidiaries.	24
3.30	Security Documents.	25
3.31	Borrowing Base-Related Reports.	25
3.32	Government Contracts.	25
3.33	Customer and Trade Relations.	25
3.34	Bonding; Licenses.	25
3.35	Affiliate Transactions.	26
3.36	Post-Closing Matters.	26

INDEX - PAGE i

PAGE

3.37	Investment Company Act.	26
3.38	Notice of Change in Investment Company Status.	26
3.39	Braden Entities.	26
3.40	Capital Provision Agreement.	27
4.	FINANCIAL MATTERS; REPORTS	27
4.1	Reports and Notices.	27
4.2	Financial Covenants.	29
4.3	Other Reports and Information.	30
4.4	Revolving Loan Agreement Notices.	30
4.5	Reserved.	30
5.	NEGATIVE COVENANTS	30
5.1	Indebtedness.	30
5.2	Liens.	31
5.3	Investments; Fundamental Changes.	31
5.4	Asset Sales.	32
5.5	Restricted Payments.	32
5.6	Changes in Nature of Business.	32
5.7	Transactions with Affiliates.	32
5.8	Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments.	33
5.9	Modification of Certain Documents.	33
5.10	Accounting Changes; Fiscal Year.	33
5.11	Changes to Name, Locations, Etc.	33
5.12	Bank Accounts.	34
5.13	Margin Regulations.	34
5.14	Compliance with ERISA and Canadian Pension Plans.	34
5.15	Hazardous Materials.	34
5.16	Modifications to Revolving Loan Documents and Subordinated Debt.	34
5.17	Inactive Subsidiaries.	35
5.18	Compliance with Anti-Terrorism Laws.	35
5.19	Sale-Leasebacks.	35
5.20	Leases.	35
5.21	Captive Insurance Subsidiaries.	35
5.22	Payments under the Revolving Loan Agreement.	35
6.	SECURITY INTEREST	36
6.1	Grant of Security Interest.	36
6.2	Agent’s Rights.	37
6.3	Agent’s Appointment as Attorney-in-fact.	38
6.4	Grant of License to Use Intellectual Property Collateral.	38
6.5	Commercial Tort Claims.	38
6.6	Duties of Agent.	38
7.	EVENTS OF DEFAULT: RIGHTS AND REMEDIES	39
7.1	Events of Default.	39
7.2	Remedies.	41
7.3	Waivers by Credit Parties.	42
7.4	Proceeds.	42
8.	SUCCESSORS AND ASSIGNS	42
9.	AGENT	45
9.1	Appointment and Duties.	45
9.2	Binding Effect.	45
9.3	Use of Discretion.	45
9.4	Delegation of Rights and Duties.	46
9.5	Reliance and Liability.	46
9.6	Agent Individually.	47
9.7	Protective Advances.	47

INDEX - PAGE ii

PAGE

9.8	Expenses; Indemnities.	47
9.9	Resignation of Agent.	48
9.10	Release of Collateral.	48
10.	MISCELLANEOUS	48
10.1	Complete Agreement; Modification of Agreement.	48
10.2	Expenses.	50
10.3	No Waiver.	50
10.4	Severability; Section Titles.	50
10.5	Authorized Signature.	51
10.6	Notices	51
10.7	Counterparts.	51
10.8	Time of the Essence.	51
10.9	GOVERNING LAW.	51
10.10	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.	51
10.11	Press Releases.	52
10.12	Reinstatement.	52
10.13	USA PATRIOT Act Notice and Customer Verification.	53
10.14	Sharing of Payments, Etc.	53
10.15	Intercreditor Agreement.	53
10.16	Confidentiality Agreements.	53
10.17	Effect of Benchmark Transition Event.	53
10.18	CION as Co-Lead Arranger.	56
10.19	Judgment Currency.	56
11.	GUARANTEE	57
11.1	The Guarantee.	57
11.2	Obligations Unconditional.	57
11.3	Reinstatement.	58
11.4	Subrogation; Subordination.	58
11.5	Remedies.	58
11.6	Instrument for the Payment of Money.	59
11.7	Continuing Guarantee.	59
11.8	General Limitation on Guarantee Obligations.	59
11.9	Release of Guarantors.	59
11.10	Right of Contribution.	59

INDEX - PAGE iii

INDEX OF EXHIBITS AND SCHEDULES

Schedule A	-	Definitions
Schedule B	-	Schedule of Term Loan Commitments
Schedule C	-	Agent’s, Lenders’ and Credit Parties’ Addresses for Notices
Schedule D	-	Closing Checklist
Schedule E	-	Restricted Locations

Disclosure Schedule (2)	-	Capital Providers and Arbitration Proceedings
Disclosure Schedule (2.1(e)(iii))	-	[Reserved]
Disclosure Schedule (3.2)	-	Places of Business; Corporate Names
Disclosure Schedule (3.7)	-	Subsidiaries
Disclosure Schedule (3.9)	-	Taxes
Disclosure Schedule (3.11)	-	ERISA
Disclosure Schedule (3.12)	-	Litigation
Disclosure Schedule (3.13)	-	Intellectual Property
Disclosure Schedule (3.15)	-	Environmental Matters
Disclosure Schedule (3.16)	-	Insurance
Disclosure Schedule (3.18)	-	Existing Indebtedness
Disclosure Schedule (3.26)	-	Controlled Accounts
Disclosure Schedule (3.32)	-	Government Contracts
Disclosure Schedule (3.34)	-	Bonding; Licensing
Disclosure Schedule (3.35)	-	Affiliate Transactions
Disclosure Schedule (5.21)	-	Employee Compensation
Disclosure Schedule (6.1)	-	Actions to Perfect Liens
Disclosure Schedule (6.5)	-	Commercial Tort Claims

Exhibit A	-	Form of Perfection Certificate
Exhibit B	-	Form of Term Note
Exhibit C	-	Form of Secretarial Certificate
Exhibit D	-	Form of Power of Attorney
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Closing Certificate
Exhibit G	-	Form of Solvency Certificate
Exhibit H	-	Form of Joinder Agreement
Exhibit I	-	Form of Assignment Agreement
Exhibit J	-	Form of Delayed Draw Borrowing Request

INDEX - PAGE iv

TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

This TERM LOAN, GUARANTEE AND SECURITY AGREEMENT is dated as of December 16, 2020, and agreed to by and among Williams Industrial Services Group Inc., a Delaware corporation (“Holdings”), Williams Industrial Services Group, L.L.C., a Delaware limited liability company (“WISG”), Williams Industrial Services, LLC, a Georgia limited liability company (“WISI”), Williams Specialty Services, LLC, a Georgia limited liability company (“WSS”), Williams Plant Services, LLC, a Georgia limited liability company (“WPS”), Williams Global Services, Inc., a Georgia corporation (“Global”), Construction & Maintenance Professionals, LLC, a Georgia limited liability company (“Construction”, and together with Holdings, WISG, WISI, WSS, WPS, Global, Construction, each a “Borrower” and, collectively, “Borrower”), Global Power Professional Services Inc. a Delaware corporation (“Power”), GPEG, LLC, a Delaware limited liability company (“GPEG”), Steam Enterprises LLC, a Delaware limited liability company (“Steam”), WISG Canada Ltd., a limited company formed in the province of British Columbia, Canada (“WISG Canada”), WISG Nuclear Ltd., a limited company formed in the province of British Columbia, Canada (“WISG Nuclear”), WISG Electrical Ltd., a limited company formed in the province of British Columbia, Canada (“WISG Electrical”, and together with Power, GPEG, Steam, WISG Canada, WISG Nuclear, each a “Guarantor” and, collectively, “Guarantor”), the other Credit Parties from time to time party hereto, EICF AGENT LLC, a Delaware limited liability company, as agent (in such capacity, “Agent”) for the lenders set forth on Schedule B attached hereto and party hereto (each herein referred to as a “Lender” and collectively, the “Lenders”), CION INVESTMENT CORPORATION, a Delaware corporation (“CION”) as a Lender and as co-lead arranger (in such capacity, the “Co-Lead Arranger”), and the other Lenders from time to time party hereto.

RECITALS

A.           The Credit Parties desire that Borrower obtain the Term Loans described herein from the Lenders and the Lenders are willing to provide the Term Loans all in accordance with and subject to the terms and conditions of this Agreement.

B.           Capitalized terms used herein shall have the meanings assigned to them in Schedule A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Schedule A shall govern.  All schedules, attachments, addenda and exhibits hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, constitute but a single agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.            AMOUNT AND TERMS OF CREDIT

1.1          Term Loan.  (a) Closing Date Term Loan. Each Lender agrees severally, but not jointly, upon the terms and subject to the conditions of this Agreement, to make to the Borrower an advance (each, a “Closing Date Term Loan”; collectively, the “Closing Date Term Loans”) on the Closing Date in the principal amount equal to such Lender’s Closing Date Term Loan Commitment; provided, that each Lender with a Closing Date Term Loan Commitment shall (unless otherwise directed by Agent in writing, including via e-mail) disburse the proceeds of its Closing Date Term Loan made by such Lender to the Borrower directly (and not to the Agent for distribution to the Borrower), provided further, that each Lender shall provide to Agent any information reasonably requested by Agent regarding the Closing Date Term Loan made by such Lender.  Each Lender’s Term Loan (whether a Closing Date Term Loan made under this Section 1.1(a) or a Delayed Draw Term Loan made under Section 1.1(b)) shall, if requested by such Lender at least 2 Business Days prior to the funding of the applicable Term Loan, be evidenced by a promissory note (each a “Term Note”) duly executed and delivered by the Borrower prior to the funding of such Term Loan substantially in the form attached hereto as Exhibit B, and be repayable in accordance with the terms of such Term Note and this Agreement. Borrower shall make payments on the Closing Date Term Loan in accordance with Section 1.1(c) and the other applicable provisions of this Agreement. Once repaid, any amount borrowed under the Closing Date Term Loan Commitment of each Lender may not be re-borrowed.  All amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date.  After the funding of the Closing Date Term Loan by a Lender, the Closing Date Term Loan Commitments of such Lender shall immediately and automatically (without the necessity of further action) be reduced in the principal amount of the Closing Date Term Loan made by such Lender.

(b)  Delayed Draw Term Loans.

(i) Delayed Draw Term Loans Generally. Subject to the satisfaction of the conditions in this Section 1.1(b) and this Agreement, upon not less than fifteen (15) Business Days (or such shorter period as Agent may agree in its absolute discretion) after delivery by Borrower to Agent of a Delayed Draw Term Loan Borrowing Request by no later than 1:00 PM New York City time on such day, each Delayed Draw Term Loan Lender, severally, agrees at any time prior to the Delayed Draw Term Loan Commitment Expiration Date, to lend to Borrower, in one or more advances (each such advance, a “Delayed Draw Term Loan” and collectively, the “Delayed Draw Term Loans”, and together with any Closing Date Term Loans, each, a “Term Loan”, and collectively, the “Term Loans” or the “Loan”) in a principal amount not to exceed the Delayed Draw Term Loan Commitment of such Delayed Draw Term Loan Lender; provided further, that each Delayed Draw Term Loan shall be made on a pro rata basis based on the Delayed Draw Term Loan Commitment of each Delayed Draw Term Loan Lender as of the funding date of any Delayed Draw Term Loan relative to the aggregate amount of the Delayed Draw Term Loan Commitments of the other Delayed Draw Term Loan Lenders as of such funding date (or on such other basis as the Delayed Draw Term Loan Lenders all agree); provided further, that, notwithstanding anything to the contrary in the Loan Documents, each Delayed Draw Term Loan Lender shall (unless otherwise directed by Agent in writing, including via e-mail) disburse the proceeds of each Delayed Draw Term Loan made by such Delayed Draw Term Loan Lender to the Borrower directly (and not to the Agent for distribution to the Borrower), provided that each Delayed Draw Term Loan Lender shall provide to Agent any information reasonably requested by Agent regarding any Delayed Draw Term Loan made by a Delayed Draw Term Loan Lender.  Borrower agrees that each Delayed Draw Term Loan Lender may satisfy any amounts owing to such Lender under the Fee Letters, by deducting such amounts from the proceeds of any Delayed Draw Term Loan made by such Delayed Draw Term Loan Lender to Borrower. The Delayed Draw Term Loan Lenders shall make no more than one Delayed Draw Term Loan in any Fiscal Month. Any Delayed Draw Term Loan shall be in a minimum amount of Five Million Dollars ($5,000,000) and multiples of One Hundred Thousand Dollars ($100,000) in excess thereof (or such other amount as agreed to by all of the Delayed Draw Term Loan Lenders with a remaining Delayed Draw Term Loan Commitment); provided, that if the remaining Delayed Draw Term Loan Commitments are less than Five Million Dollars ($5,000,000), then the minimum amount of each Delayed Draw Term Loan shall be the maximum amount of the remaining Delayed Draw Term Loan Commitments. Any Delayed Draw Term Loan Borrowing Request delivered by Borrower hereunder shall be irrevocable and binding on Borrower and shall obligate Borrower to accept the Delayed Draw Term Loans requested from the Delayed Draw Term Loan Lenders on the proposed funding date. The Delayed Draw Term Loan Commitments shall reduce to zero automatically on the Delayed Draw Term Loan Commitment Expiration Date and no Delayed Draw Term Loan shall be made on or after the Delayed Draw Term Loan Commitment Expiration Date.  After the funding of any Delayed Draw Term Loan by a Delayed Draw Term Loan Lender, the Delayed Draw Term Loan Commitment of such Delayed Draw Term Loan Lender shall immediately and automatically (without the necessity of further action) be reduced in the principal amount of the Delayed Draw Term Loan made by such Delayed Draw Term Loan Lender.

(ii) Conditions to Making of Delayed Draw Term Loans. The obligation of each Delayed Draw Term Loan Lender to make any Delayed Draw Term Loan is subject to the satisfaction of the following conditions precedent on the relevant funding date, both immediately before and immediately after giving effect to the making of any Delayed Draw Term Loan:

(A) Agent shall have received a Delayed Draw Term Loan Borrowing Request;

(B) The representations and warranties contained in this Agreement and in each of the other Loan Documents, certificate or other writing delivered to the Agent pursuant thereto are true and correct in all material respects as of the applicable funding date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date (except in each case (whether the applicable funding date or such earlier date) to the extent that such representation or warranty is qualified by “Material Adverse Effect” or any other materiality qualifier, in which case it is true and correct in all respects);

(C) no Default or Event of Default exists and is continuing or would result therefrom;

(D) the aggregate Delayed Draw Term Loan Funded Amount of all Delayed Draw Term Loan Lenders would not exceed the aggregate Delayed Draw Term Loan Commitments;

(E) the Delayed Draw Term Loan Funded Amount of any Delayed Draw Term Loan Lender would not exceed such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment;

(F) Borrower shall certify to Agent, and attach evidence to the Delayed Draw Term Loan Borrowing Request demonstrating, that immediately before and immediately after the making of the requested Delayed Draw Term Loan, (1) the Credit Parties are in compliance on a pro forma basis with the financial covenants set forth under Section 4.2 (based on the financial covenant levels for the testing period then most recently ended or, in the case of any proposed Delayed Draw Term Loan to be made prior to first date on which the financial covenants are tested under Section 4.2, for the period ending on such first date), and (2) the Total Leverage Ratio (determined on a pro forma basis after the making of such Delayed Draw Term Loan) shall not exceed 3.25:1.00; and

(G) the proceeds of the Delayed Draw Term Loan shall only be used for Permitted Acquisitions or working capital of the Credit Parties.

Each Delayed Draw Term Loan Borrowing Request submitted by Borrower to Agent shall constitute a representation and warranty by Borrower hereunder, as of the date such Delayed Draw Term Loan is requested to be made, that all of the conditions in this Section 1.1(b) are satisfied.

(c)  Principal Repayments of the Term Loans. Borrower shall make principal payments on the Term Loans to the Agent for the pro rata benefit of the Lenders in quarterly installments equal to the sum of (x) $262,500 (such amount being equal to 0.75% of the $35,000,000 aggregate principal amount of the Closing Date Term Loans), plus (y) 0.75% of the aggregate initial principal amounts of all Delayed Draw Term Loans that have been made prior to the applicable Payment Date, which sum shall be payable on the first day of each calendar quarter (each such date, a “Payment Date”).  Borrower shall repay the entire outstanding balance of the Loan on the Stated Maturity Date.  Amounts repaid or prepaid on any of the Term Loans may not be reborrowed.

1.2          Term and Prepayment.

(a)          Upon the Maturity Date of the Loan, Borrower shall pay to Agent for the pro rata benefit of the Lenders (i) all outstanding principal and accrued but unpaid interest on the Loan and (ii) all other Obligations relating to the Loan then due to or incurred by Agent or the Lenders.

(b)          On any Payment Date, so long as no Default or Event of Default has occurred hereunder, Borrower shall have the right upon thirty (30) calendar days’ prior written notice to Agent, to make a voluntary prepayment (a “Voluntary Prepayment”) of all or a portion (in a minimum amount of $1,000,000 and integrate multiples of $100,000 in excess thereof) of the principal amount of all of the Term Loans then outstanding.  If the Borrower elects to prepay the Term Loans pursuant to this Section1.2(b) or otherwise, or if the Term Loans are mandatorily prepaid in whole or in part pursuant to any other clause of this Section 1.2 (each, a “Mandatory Prepayment” and together with any Voluntary Prepayment, the “Prepayments”), the Borrower shall pay to the Agent for the benefit of the Lenders a prepayment fee as follows: (i) in the case of any Prepayment (other than under Section 1.2(f) or (h)) made prior to the first anniversary of the Closing Date, 3% of the principal Loan amount being prepaid on the date of such Prepayment; (ii) in the case of any Prepayment (other than under Section 1.2(f) or (h)) made on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, 2% of the principal Loan amount being prepaid on the date of such Prepayment; and (iii) in the case of any Prepayment (other than under Section 1.2(f) or (h)) made on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, 1% of the principal Loan amount being prepaid on the date of such Prepayment. Each Lender shall have the right in its sole discretion to decline any Mandatory Prepayment in accordance with Section 1.2(i) below.

(c)          Asset Sales and Casualty Events.  Not later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale or any Casualty Event by any Credit Party or any of its Subsidiaries,

Credit Parties shall make Mandatory Prepayments of the Obligations to be applied thereto in accordance with Section 1.8 in an aggregate amount equal to 100% of such Net Cash Proceeds; provided, that such Net Cash Proceeds shall not be required to be applied as a mandatory prepayment on such date to the extent that (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) Credit Parties have delivered an Officers’ Certificate to the Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets within six (6) months following the date of such Asset Sale or Casualty Event (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided, that (A) all such Net Cash Proceeds that are proposed to be reinvested shall be held in a cash collateral deposit account under the exclusive dominion and control of the Agent (and Agent shall, for the avoidance of doubt, have the sole and exclusive right to direct and/or give instructions to the depository institution regarding the disposition of funds in such account) (such account, the “Term Loan Priority Collateral Account”) and constitute “Term Loan Priority Collateral” under the Intercreditor Agreement, and (B) if all or any portion of such Net Cash Proceeds is not so reinvested within such six (6)-month period, such unused portion shall be applied on the last day of such period (or the Maturity Date, if earlier) as a Mandatory Prepayment as provided in this Section 1.2(c); provided, further, that if the property subject to such Asset Sale or such Casualty Event constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien created pursuant to this Agreement in favor of the Agent for the benefit of the Lenders in accordance with Sections 3.20 and 3.28.  Nothing contained in this Section 1.2(c) shall permit any Credit Party or any of its Subsidiaries to effect any Asset Sale other than in accordance with Section 5.4.

(d)          Debt Issuance or Preferred Stock Issuance.  Not later than one (1) Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance or Preferred Stock Issuance by Borrower or any of its Subsidiaries, at the election of Agent, Borrower shall make Mandatory Prepayments of the Obligations to be applied thereto in accordance with Section 1.8 in an aggregate amount equal to 100% of such Net Cash Proceeds.  The provisions of this Section 1.2(d) shall not be an implied consent to any such issuance otherwise prohibited by the terms of this Agreement.

(e)          Equity Issuance.  Not later than three (3) Business Days following the receipt of any Net Cash Proceeds of any Equity Issuance, Borrower shall make Mandatory Prepayments of the Obligations to be applied thereto in accordance with Section 1.8 in an aggregate amount equal to 100% of such Net Cash Proceeds.  The provisions of this Section 1.2(e) shall not be an implied consent to any such issuance otherwise prohibited by the terms of this Agreement.

(f)           Prepayments from Excess Cash Flow.  On the date that the Borrower’s financial statements are required to be delivered to Agent under Section 4.1 for the periods ending December 31 of each calendar year, beginning with the financial statements for the period ending December 31, 2021, the Borrower shall deliver a certificate (the “Excess Cash Flow Certificate”), executed by a Responsible Officer of Borrower, to Agent and the Lenders which shall set forth the calculation of Excess Cash Flow for such period and irrevocably offer and agree to prepay the Obligations in an amount equal to (x) (A) if the Total Leverage Ratio is greater than 3.00:1.00, fifty percent (50%) of Excess Cash Flow, and (B) if the Total Leverage Ratio is equal to or less than 3.00:1.00 and greater than 2.00:1.00, twenty-five percent (25%) of Excess Cash Flow, less (y) all Voluntary Prepayments made during such calendar year on the Term Loans; provided that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, no such prepayments shall be required unless Excess Cash Flow for such year equals or exceeds $500,000, at which point the Borrower shall cause to be prepaid an aggregate principal amount of Loans equal to the applicable percentage of Excess Cash Flow as set forth herein from the first dollar.  The Borrower shall make any Prepayment under this clause (f) on the date that is ten (10) Business Days after the date that Borrower’s financial statements are required to be delivered to Agent under Section 4.1 for the period ending December 31 of each calendar year.  Excess Cash Flow for each calendar year shall be calculated on the basis of the financial statements delivered to Agent pursuant to the Section 4.1 for the period ending on the last day of such calendar year.  Each Lender may accept or reject the offer to prepay the Obligations made pursuant to this Section 1.2(f) by causing a written notice of such acceptance or rejection to be delivered to Agent on or before the second day prior to the date the Prepayment is due.  A failure by a Lender to respond to an offer to prepay made pursuant to this Section 1.2(f) on or before such date shall be deemed to constitute an acceptance of such offer.  All such prepayments from Excess Cash Flow shall be applied to the Obligations in accordance with Section 1.8.

(g)          Reserved.

(h)          Arbitration Recovery Proceeds and Other Extraordinary Receipts.

(i) Not later than three (3) Business Days following the receipt of any Net Cash Proceeds from an Arbitration Recovery (such Net Cash Proceeds calculated after giving effect to the payment of all obligations owing by the Borrower to the litigation finance partner pursuant to written agreements between the Borrower and such litigation partner, costs, fees and expenses incurred or payable by the Borrower in connection with the Arbitration Proceeding including, without limitation, all legal costs and disbursements incurred or made by the Borrower in connection with the Arbitration Proceeding), Borrower shall make Mandatory Prepayments of the Obligations to be applied thereto in accordance with Section 1.8 in an aggregate amount equal to 100% of such Net Cash Proceeds; provided, that all such Net Cash Proceeds shall immediately upon receipt by Borrower, prior to the making of any Mandatory Prepayment in accordance with the foregoing, be held in the Term Loan Priority Collateral Account and constitute “Term Loan Priority Collateral” under the Intercreditor Agreement. Any Net Cash Proceeds of an Arbitration Recovery shall immediately upon receipt by Borrower be deposited in the Term Loan Priority Collateral Account and, unless applied as a Mandatory Prepayment in accordance with this Section 1.2(h), remain on deposit in such Term Loan Priority Collateral Account, including (in respect of any prepayment that is declined by any of the Lenders under Section 1.2(i)) in the period (if any) from and after the time any of the Lenders decline a proposed prepayment of such Net Cash Proceeds, subject, until an Activation Notice has been delivered to the applicable depository in respect of the Term Loan Priority Collateral Account, to the Borrower’s right to use those Net Cash Proceeds in accordance with the Loan Documents.

(ii)  Not later than three (3) Business Days following the receipt of any Net Cash Proceeds from any Extraordinary Receipts (other than (A) from an Arbitration Recovery, and (B) so long as no Default has occurred and is continuing or would result therefrom, the Proceeds from the Chubb Proceedings and/or the Koontz-Wagner Bankruptcy Proceedings), Borrower shall make Mandatory Prepayments of the Obligations to be applied thereto in accordance with Section 1.8 in an aggregate amount equal to 100% of such Net Cash Proceeds.

(i)           Lender Option to Decline Prepayment.  With respect to any Mandatory Prepayment required pursuant to this Section 1.2, any Lender, at its option, may elect not to accept such prepayment as provided below. The Borrower shall use commercially reasonable efforts to notify the Agent of any event giving rise to a prepayment under Section 1.2 at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the expected date of such prepayment and provide a reasonably detailed estimated calculation of the amount of such prepayment that is required to be made under this Section 1.2 (the “Prepayment Amount”). The Agent will promptly notify each Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is expected to be made by the Borrower (the “Prepayment Date”). Any Lender may decline to accept all or any portion of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Agent no later than two (2) Business Days after the date of such Lender’s receipt of notice from the Agent regarding such prepayment. If any Lender does not give a notice to the Agent on or prior to such second Business Day informing the Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount including the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Agent by the Borrower and applied by the Agent ratably to prepay the applicable Loan owing to Lenders (other than Declining Lenders) in the manner described in Section 1.8 for such prepayment. The portion of such Prepayment Amount that was allocated to any Declining Lender shall be applied pro rata to the Lenders who have not declined their share of such Prepayment Amount.

1.3          Use of Proceeds.    Borrower shall use the proceeds of the Loan (i) to refinance on the Closing Date, prior indebtedness, (ii) for working capital purposes and other corporate purposes, and (iii) to pay any fees associated with transactions contemplated under this Agreement and the other Loan Documents.

1.4          Single Loan.  The Loan and all of the other Obligations shall constitute one general obligation of Borrower secured by all of the Collateral.

1.5          Interest.

(a)          Borrower shall pay interest to Agent for the pro rata benefit of the Lenders on the outstanding balance of the Loan at a per annum rate equal to LIBOR plus the Applicable Margin.  All computations of interest on the Loan shall be made by Agent on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable.  In no event will Agent charge interest at a rate that exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.

(b)          Interest shall be payable on the balance of the Loan (i) quarterly in arrears and shall be due on the first day of each calendar quarter (ii) on the Maturity Date of the Loan, and (iii) if any interest accrues or remains payable after the Maturity Date of the Loan, upon demand by Agent.

(c)          Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the interest rate applicable to the Loan shall automatically be increased by two percent (2.0%) per annum (such increased rate, the “Default Rate”), and all outstanding Obligations, including accrued but unpaid interest (to the extent permitted under applicable law), shall continue to accrue interest from the date of such Event of Default until the earlier of (x) the date on which such Obligations are paid in full and (y) the date on which such Event of Default ceases to be continuing, at the Default Rate applicable to such Obligations.

(d)          If any payment to the Agent or any Lender under this Agreement becomes due and payable on a day other than a Business Day, such Payment Date shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

(e)          Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent for the pro rata benefit of the Lenders is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  In no event shall the total interest received by Agent for the pro rata benefit of the Lenders pursuant to the terms hereof exceed the amount that Agent could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

(f)           For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

1.6          Fees.

Borrower agrees to pay to Agent for the pro rata benefit of the Lenders:

(a)          the fees set forth in that certain (i) EIP Fee Letter, dated as of the Closing Date, by and among Agent and the Borrower, (ii) CION Fee Letter, dated as of the Closing Date, by and among Agent and the Borrower and (iii) CrowdOut Fee Letter, dated as of the Closing Date, by and among Agent and the Borrower (collectively, each as may be amended, the “Fee Letters”), in each case, when such fees are due and payable;

(b)          all fees, costs and expenses of closing due and owing and presented as of the Closing Date, including without limitation, those relating to (i) Agent’s due diligence review and evaluation of the transaction, (ii) the preparation, negotiation, execution and delivery of the Loan Documents, (iii) the closing of the Transactions, (iv) all appraisal, audit, environmental, title work, travel, inspection, surveys, filing, search and registration fees, (v) any loan, escrow, recording and transfer fees and taxes (as applicable), and (vi) Agent’s counsel reasonable fees and expenses relating to any of the foregoing.

The Borrower agrees that any fees due and payable by the Borrower on the Closing Date, or on the funding date of any Delayed Draw Term Loan, may be satisfied by the Agent, or the Delayed Draw Term Lenders making such Delayed Draw Term Loan, deducting or setting off the amount of such fees from the proceeds of the Term Loan funded to the Borrower on the Closing Date, or on such funding date of a Delayed Draw Term Loan, and by Agent paying such fees to the Persons to whom such fees are owed (or each Lender paying such fees to itself in the case that the Lender funds a Term Loan to the Borrower directly, and not by first funding Agent before a Term Loan is funded to Borrower).

1.7          Receipt of Payments; Taxes.

(a) Borrower shall make each payment under this Agreement (not otherwise made pursuant to Section 1.8) without set-off, counterclaim or deduction and free and clear of all Taxes not later than 1:00 PM New York City time on the day when due in lawful money of the United States of America in immediately available funds to an account specified by the Agent in writing, except as required by applicable law.  If a Withholding Agent shall be required by applicable law to deduct any Taxes from any payment to any Recipient under any Loan Document, then the applicable Withholding Agent shall be entitled to make such deduction and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased so that, after making all required deductions (including such deductions applicable to additional sums payable under this Section 1.7), the applicable Recipient receives an amount equal to that which it would have received had no such deductions been made.  Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 1.7, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(b)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 1.7(a) or Section 1.10 (including by the payment of additional amounts pursuant to Section 1.7(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Sections 1.7(a) and Section 1.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 1.7(b) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 1.7(b), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 1.7(b) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 1.7(b) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

1.8          Application and Allocation of Payments.  Except as otherwise provided in the Intercreditor Agreement, Borrower irrevocably agrees that Agent shall have the continuing and exclusive right to apply any and all payments against the then due and payable Obligations in such order as Agent may deem advisable; provided, however, that unless Agent elects otherwise any and all Mandatory Prepayments shall be applied against the then due and payable Obligations as follows: (a) first, against the remaining principal installments of the Term Loan (including the final installment on the Maturity Date) in inverse order of maturity until the principal on the Term Loans is paid in full; (b) second, to payment of all accrued unpaid cash interest on the Obligations; (c) third, to payment of costs and expenses, including attorneys’ fees, of Agent payable or reimbursable by Credit Parties under the Loan Documents; (d) fourth, to payment of any other amounts owing constituting Obligations; and (e) fifth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.  Each of Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses (a), (b), (d) and (e) above.

1.9          Accounting.  Each Lender is authorized to record on its books and records the date and amount of the Loan and each payment of principal thereof and such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.

1.10        Indemnity.  Borrower and each other Credit Party executing this Agreement jointly and severally agree to indemnify and hold each Recipient and their Affiliates, and each of their respective employees, officers, attorneys, advisors and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, demands, losses, liabilities and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement and the other Loan Documents or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, including any and all product liabilities, Environmental Liabilities, Indemnified Taxes (including, without duplication, Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 1.7 or Section 1.10) and reasonable legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”), except to the extent that any such Indemnified Liability (x) is finally determined by a non-appealable court order by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s willful misconduct, bad faith or gross negligence, or (y) arises in a dispute among Indemnified Parties, to which the Borrower and Guarantors are not a party, and which dispute does not arise from any act or omission of the Borrower or any of the Borrower’s affiliates (other than a claim against any agent or arranger solely in its capacity as an arranger or agent under the Loan Documents). NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY CREDIT PARTY, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

1.11        [Intentionally Omitted].

1.12        Joinder of New Subsidiaries as a Credit Party, Etc.  As soon as possible (and in any event upon the earlier of (a) thirty (30) days after formation or (b) the date on which such Subsidiary owns any material assets) after the formation of any new Subsidiary of a Credit Party or simultaneously with the consummation of acquisition of any new Subsidiary of a Credit Party, Borrower shall take such actions as required by Section 3.28 and cause such new

Subsidiary to become a Grantor and either a co-Borrower or Guarantor under this Agreement by having the following documents delivered to the Lenders: (i) a Secretarial Certificate, a Power of Attorney and a Joinder Agreement in the forms of Exhibits C, D and H attached hereto, respectively, duly completed, executed and delivered by such new Subsidiary, (ii) security and other collateral documents, filings and instruments with respect to such new Subsidiary of the types described on Schedule D attached hereto and such other collateral documents, filings and instruments with respect to such new Subsidiary necessary or desirable to create and perfect Liens in favor of Agent on the assets of such new Subsidiary, (iii) an opinion of counsel to such new Subsidiary, in form, substance and scope comparable to the legal opinion of Borrower’s counsel delivered to Agent and Lenders on the Closing Date and (iv) an updated Disclosure Schedule (3.7).  Notwithstanding the foregoing, no Inactive Subsidiary shall form any new Subsidiary.

1.13        Non-Funding Lenders.    Unless Agent shall have received notice from any Lender prior to the date such Lender is required to make any advance or payment hereunder with respect to the Loan that such Lender will not make such advance or payment (or any portion thereof) available to Agent or to Borrower to the extent required hereunder, Agent may assume that such Lender has made such payment available to Agent or Borrower, as applicable, on the date such advance or payment is required to be made in accordance with this Section 1 and Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  Borrower agrees to repay to Agent on demand such amount made available by Agent (until repaid by such Lender) with interest thereon for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at the interest rate applicable to the Obligation that would have been created when Agent made available such amount to Borrower had such Lender made a corresponding payment available; provided, however, that such payment shall not relieve such Lender of any obligation it may have to Borrower.  In addition, any Lender that shall not have made available to Agent or Borrower, as applicable, any portion of any advance or payment described above (any such Lender, a “Non-Funding Lender”) agrees to pay such amount, to the extent Agent made such amount available to Borrower, to Agent on demand together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at the interest rate applicable at the time to the Term Loan.  Such repayment shall then constitute the funding of the corresponding Loan (including any Loan deemed to have been made hereunder with such payment) or participation.  The existence of any Non-Funding Lender shall not relieve any other Lender of its obligations under any Loan Document, but no other Lender shall be responsible for the failure of any Non-Funding Lender to make any payment required under any Loan Document.

1.14        Substitution of Lenders.

(a)          Substitution Right.  In the event that any Lender that is not an Affiliate of Agent (an “Affected Lender”), (i) becomes a Non-Funding Lender with respect to the Loan or (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of all Lenders, Borrower may either pay in full such Affected Lender with respect to amounts due on the Term Loan at par value of such Term Loan (and without any prepayment premium or other fee) of such Lender with the consent of Agent (not to be unreasonably withheld, conditioned or delayed) or substitute for such Affected Lender any other Lender or any Affiliate of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld, conditioned or delayed) to Agent (in each case, a “Substitute Lender”).

(b)          Procedure.  To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender under such Lender’s Term Loan at par value (and without any prepayment premium or other fee), Borrower shall deliver a notice to Agent and such Affected Lender.  The effectiveness of such payment or substitution shall be subject to the delivery to Agent by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender with respect to such Lender’s Term Loan at par value (and without any prepayment premium or other fee), and (ii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 8(a) and (B) an assumption agreement in form and substance satisfactory to Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Term Loan Commitments of the Affected Lender.

(c)          Effectiveness.  Upon satisfaction of the conditions set forth in clause (b) above, Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full of all Obligations owing to such Affected Lender, such Affected Lender’s Term Loan Commitments (if not previously terminated) and the outstanding Term Loan shall be terminated and (ii) in the case of any substitution, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents with respect to such Lender’s Term Loan, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Term Loan Commitments, (B) the Substitute Lender shall become a “Lender” hereunder having a Term Loan Commitment (if not previously terminated) and the outstanding Term Loan in the amount of such Affected Lender’s Term Loan Commitment and/or outstanding Term Loan as applicable, and (C) the Affected Lender shall execute and deliver to Agent an Assignment Agreement to evidence such substitution and deliver any Note in its possession with respect to its Term Loan; provided, however, that the failure of any Affected Lender to execute any such Assignment Agreement or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

2.            CONDITIONS PRECEDENT

2.1          Conditions to the Loan.  No Lender shall be obligated to make a Term Loan on the Closing Date, unless and until all of the following conditions have been satisfied in a manner satisfactory to Agent in its sole discretion, or waived in writing by Agent:

(a)          Closing Checklist.  The documents and other items or actions set forth on the Closing Checklist (Schedule D) shall have been duly executed and delivered, or completed by the appropriate parties, except where such Closing Checklist indicates that such document, item or action may be delivered or completed after the Closing Date;

(b)          Insurance.  Agent shall have received evidence satisfactory to it that the insurance policies provided for in Section 3.16 are in full force and effect, together with appropriate evidence showing loss payable or additional insured clauses or endorsements in favor of Agent as required under such Section;

(c)          Opinions of Counsel.  Agent shall have received opinions of counsel to the Credit Parties with respect to this Agreement, the Notes and the other Loan Documents in form and substance reasonably satisfactory to Agent;

(d)          Fees.  Borrower has paid the fees under the Fee Letters due and payable on the Closing Date to Agent for the pro rata benefit of the Lenders and shall have reimbursed Agent for all reasonable attorneys’ fees, and other costs and expenses of closing due and owing and presented as of the Closing Date (together with any estimates of any post-closing costs and expenses related to post-closing items, if any), each in immediately available funds, or authorized the Agent to deduct the fees due and payable on the Closing Date under the Fee Letters and such other fees, costs and expenses of closing from the amount of the Term Loan made on the Closing Date;

(e)          Reserved.

(f)           Representations and Warranties.  Any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be true and correct (x) as stated as to representations and warranties which contain materiality limitations, and (y) in all material respects as to all other representations and warranties; except to the extent that any such representation or warranty is expressly stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct as of such earlier date (x) as stated as to representations and warranties which contain materiality limitations, and (y) in all material respects as to all other representations and warranties;

(g)          Material Adverse Effect.  No event or circumstance that has had or reasonably could be expected to have a Material Adverse Effect has occurred since December 31, 2019;

(h)          Default.  No Default has occurred or is continuing or would result after giving effect to the Loan;

(i)           Financings and Other Transactions, etc.

(i)           The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents.

(ii)          The Borrower shall have entered into the Revolving Loan Agreement with the Revolving Agent and the other parties thereto, providing for a revolving credit facility to Borrower with an aggregate revolving commitment amount of $30,000,000, and the Revolving Loan Documents shall be reasonably acceptable to Agent and Co-Lead Arranger. Agent (on behalf of the Lenders), on the one hand, and the Revolving Agent (on behalf of the secured parties under the Revolving Loan Documents) shall have entered into an Intercreditor Agreement (the “Intercreditor Agreement”) in form and substance reasonably satisfactory to Agent and Co-Lead Arranger.

(iii)         The Agent shall have received evidence reasonably satisfactory to it that all Indebtedness of the Credit Parties existing prior to the Closing Date and not permitted under Section 5.1 shall have been paid in full from Proceeds of the Loan and/or Proceeds of the initial advance under the Revolving Loan Agreement, and that the commitment by any prior lender to make extensions of credit to the Credit Parties has been terminated to the satisfaction of the Agent with all liens in favor of such prior lenders being unconditionally released; the Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Agent with respect to all such Indebtedness being paid in full from such Proceeds and any such commitment to make extensions of credit terminated; and the Agent shall have received from any Person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(j)           Indebtedness and Minority Interests.  After giving effect to the Transactions and the other transactions contemplated hereby, no Credit Party shall have outstanding any Indebtedness or preferred stock other than (i) the Loans hereunder, (ii) the Indebtedness under the Revolving Credit Agreement, (iii) the Indebtedness and preferred stock listed on Disclosure Schedule (3.18), and (iv) any Indebtedness otherwise permitted under Section 5.1.

(k)          Requirements of Law.  The Credit Parties and the Transactions shall be in full compliance with all material Requirements of Law, including Regulations T, U and X of the Federal Reserve Board, and Agent shall have received satisfactory evidence of such compliance reasonably requested by it.

(l)           Consents.  All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(m)         Litigation.  There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of the Credit Parties to fully and timely perform their respective obligations under the Loan Documents or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(n)          Sources and Uses.  The sources and uses of the Loan shall be as set forth in Section 1.3.

(o)          Personal Property Requirements.  The Agent shall have received:

(i)           Unless provided otherwise in the Intercreditor Agreement, (A) all certificates, agreements or instruments representing or evidencing the Pledged Securities, and (B) original instruments of transfer and stock powers undated and endorsed in blank with respect to such certificates, agreements and instruments;

(ii)          all other certificates, agreements, or instruments necessary to perfect the Agent’s security interest in all Chattel Paper, all Instruments, and all Investment Property of each Credit Party (to the extent required hereunder);

(iii)         UCC and PPSA financing statements in appropriate form for filing under the UCC and the PPSA, as applicable, filings with the United States Patent and Trademark Office, United States Copyright Office and the Canadian Intellectual Property Office, as applicable, and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Agent, desirable to perfect the Liens created, or purported to be created, hereunder;

(iv)         certified copies (to the extent applicable) of UCC, PPSA, United States Patent and Trademark Office and United States Copyright Office, Canadian Intellectual Property Office, Bank Act (Canada), tax and judgment lien searches, bankruptcy, execution and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Credit Party as debtor and that are filed in those federal, provincial, territorial, state and county jurisdictions in which any Credit Party is organized or maintains its chief executive office, registered office, principal place of business, property or assets with a value in excess of $100,000 and such other searches that are required by the Perfection Certificate or that the Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered hereunder (other than Permitted Liens or any other Liens acceptable to the Agent); and

(v)          evidence acceptable to the Agent of payment or arrangements for payment by the Credit Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of Liens.

(p)          USA PATRIOT Act.  The Lenders and the Agent shall have timely received the information required under Section 10.13 and background investigations of the Guarantors and the Borrower’s management and the results thereof shall be satisfactory to Agent in its sole discretion.

(q)          Tax Analysis.  Agent shall have completed a tax analysis of each Credit Party, the results of which shall be satisfactory to Agent in its sole discretion.

(r)           Capitalization Information. Agent shall have received from the Borrower, an accurate and complete, in all material respects, (i) list of the record shareholders of Holdings as maintained by Holdings and (ii) list of the shareholders holding at least 5% of the Equity Interests of Holdings (including the applicable ownership percentages), in each case, as of a recent date prior to the Closing Date.

(s)           Organization Chart.  Agent shall have received from the Borrower an accurate and complete organization chart reflecting all of the direct and indirect Subsidiaries and joint ventures of Holdings (and any other Person in which Holdings or any of the foregoing Subsidiaries or joint ventures holds Equity Interests) (including the applicable ownership percentages) as of: (i) the date immediately prior to the Closing Date (the “Pre-Closing Organization Chart”), and (ii) the date immediately following the Closing Date (the “Post-Closing Organization Chart”) (collectively, the “Organization Charts”).  To the extent that the Pre-Closing Organization Chart is identical to the Post-Closing Organization Chart, the Borrower may certify to Agent that the Post-Closing Organization Chart is identical to the Pre-Closing Organization Chart.

(t)           Financial Requirements.

(i) Minimum Liquidity. After giving pro forma effect to the Transactions, Liquidity shall be equal to or greater than $7,500,000.

(u)          Delivery of SBA Documents.  The Borrower shall have delivered the following documents in form and substance reasonably satisfactory to Agent and each Lender that is an SBIC (and, as applicable, duly executed and dated as of the Closing Date or an earlier date satisfactory to such SBIC):

(i)           a Note;

(ii)          the SBA Side Letter;

(iii)         each duly executed and completed SBA Form; and

(iv)         such other documents or instruments as reasonably requested by such SBIC to comply with the Act.

(v)          Financial Information.  The Borrower shall have delivered the following documents in form and substance reasonably satisfactory to Agent:

(i)           Annual projections for the Borrower and its Subsidiaries for 5 years, including monthly projections for at least the 24 months following the Closing Date; and

(ii)          Audited financial statements for the prior three Fiscal Years (including the most recently ended Fiscal Year) and unaudited financial statements for last 3 fiscal quarters, all for Borrower and its Subsidiaries on a consolidated and consolidating basis.

(iii)         The Borrowing Base Certificate delivered to the Revolving Agent on the Closing Date.

(iv)         A pro forma balance sheet for the Borrower and its Subsidiaries in form and substance reasonably acceptable to Agent.

(v)          Background checks on certain officers and members of management of the Borrower as determined by Agent and Co-Lead Arranger.

(vi)         Evidence of the solvency of the Borrower and its Subsidiaries, on a consolidated basis, pursuant to a form of solvency certificate in the form of Exhibit G hereto.

3.            REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS

To induce Agent and the Lenders to enter into this Agreement and to induce the Lenders to make the Loan, Borrower and each other Credit Party executing this Agreement, jointly and severally, represent and warrant to Agent and each Lender (each of which representations and warranties shall survive the execution and delivery of this Agreement), and promise to and agree with Agent and each Lender until the Termination Date as follows:

3.1          Corporate Existence; Compliance with Law.  Each Grantor:  (a) is, as of the Closing Date, and thereafter will continue to be (i) (A) a corporation, limited liability company or limited partnership, as applicable, duly organized, and validly existing (except as otherwise expressly permitted under Section 5.3) and (B) in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation or organization, (ii) duly qualified to do business and in good standing (or its equivalent) in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (iii) in compliance with all Requirements of Law, Contractual Obligations and Permits that are necessary or appropriate for the conduct of such Grantor’s business, except to the extent failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) has and will continue to have (i) the requisite corporate power, or limited liability company power, as applicable, and authority and the legal right to (A) execute and deliver the Loan Documents, in each case, as of the date of execution and delivery of such Loan Documents to which it is a party, (B)

perform its obligations under the Loan Documents to which it is a party, and (C) own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore or proposed to be conducted, and (ii) except as could not, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect, all licenses, permits, franchises, rights, powers, consents or approvals from or by all Persons or Governmental Authorities having jurisdiction over such Grantor that are necessary or appropriate for the conduct of its business.

3.2          Executive Offices, Registered Offices; Corporate or Other Names.(a) Each Grantor’s name as it appears in official filings in the jurisdiction of its incorporation or organization, (b) the type of entity of each Grantor, (c) the organizational identification number issued by each Grantor’s jurisdiction of incorporation or organization or a statement that no such number has been issued, (d) each Grantor’s jurisdiction of organization or incorporation, and (e) the location of each Grantor’s chief executive office, registered office and locations of Collateral when not in use by a customer of any Grantor are as set forth in Disclosure Schedule (3.2) and, except as set forth in such Disclosure Schedule, such locations have not changed during the preceding twelve (12) months.  As of the Closing Date, during the prior five (5) years, except as set forth in Disclosure Schedule (3.2), no Grantor has been known as or conducted business in any other name (including trade names) than the name of such Grantor set forth on the signature page hereto.  Borrower has only one jurisdiction of incorporation or organization.

3.3          Corporate Power; Authorization; Enforceable Obligations.  The execution, delivery and performance by each Grantor of the Loan Documents to which it is a party, and the creation of all Liens provided for herein and therein:  (a) are and will continue to be within such Grantor’s power and authority; (b) have been and will continue to be duly authorized by all necessary or proper action; (c) are not and will not be in violation of any Requirement of Law or Contractual Obligation of such Grantor; (d) do not and will not result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Collateral; and (e) do not and will not require the consent or approval of any Governmental Authority or any other Person, except any such consents or approvals that have been given or made and are in full force and effect.  As of the Closing Date, each Loan Document shall have been duly executed and delivered on behalf of each Grantor party thereto, and each such Loan Document upon such execution and delivery shall be and will continue to be a legal, valid and binding obligation of such Grantor, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

3.4          Financial Statements; Books and Records.

(a)          The annual, quarterly and monthly Financial Statements of the Grantors delivered pursuant to Section 4.1 present fairly in all material respects the financial condition of such Grantors as of the date of each such Financial Statement in accordance with GAAP (subject to normal year-end adjustments and to the absence of footnotes in the case of unaudited statements).

(b)          The Grantors shall keep proper books and records in which proper entries, reflecting all consolidated and consolidating financial transactions, will be made in accordance with GAAP and all Requirements of Law in all material respects of all financial transactions and the assets and business of each Grantor on a basis consistent with the Financial Statements.

3.5          Material Adverse Change.  Between December 31, 2019 and the Closing Date, no events with respect to any Grantor have occurred that alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.  No Requirement of Law or Contractual Obligation of any Grantor has or has had or could reasonably be expected to have a Material Adverse Effect.  No Grantor is in default, and to such Grantor’s knowledge no third party is in default, under or with respect to any of its Contractual Obligations, that alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

3.6          Revolving Loan Documents.  With respect to the Term Loans, (i) the Borrower is permitted to incur such Term Loans under the Revolving Loan Documents, (ii) the Agent’s Liens on the Collateral securing the Term Loans are permitted under the Revolving Loan Documents and (iii) the Borrower and each Credit Party are in compliance in all material respects with the Revolving Loan Documents and no default or event of default has occurred and is continuing under such documents.

3.7          Subsidiaries.  Except as set forth in Disclosure Schedule (3.7), as of the Closing Date, no Credit Party has any Subsidiaries.  The issued and outstanding Stock of each Credit Party (excluding all rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock) as of the Closing Date is accurately reflected in the organizational chart delivered pursuant to Section 3.29(c) and set forth in the Perfection Certificate or any supplement thereto (whichever was most recently delivered to Agent).

3.8          Government Regulation; Margin Regulations.  No Grantor is subject to or regulated under any federal, state, provincial or territorial statute, rule or regulation that restricts or limits such Person’s ability to incur Indebtedness, pledge its assets, or to perform its obligations under the Loan Documents. The making of the Loan, the application of the proceeds and repayment thereof, and the consummation of the transactions contemplated by the Loan Documents do not and will not violate any Requirement of Law.  No Grantor is engaged, nor will it engage, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and hereafter in effect (such securities being referred to herein as “Margin Stock”).  No Grantor owns any Margin Stock, and none of the proceeds of the Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock.  No Grantor will take or permit to be taken any action that could reasonably be expected to cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.9          Taxes; Charges.  Except as disclosed in Disclosure Schedule (3.9), all tax returns, reports and statements required by any Governmental Authority to be filed by Borrower or any other Grantor have, as of the Closing Date, been filed and will, until the Termination Date, be filed with the appropriate Governmental Authority and, as of the Closing Date, no tax Lien has been filed against any Grantor or any Grantor’s property.  Borrower and each Grantor has paid all federal, state, provincial and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Disclosure Schedule (3.9) sets forth as of the Closing Date those taxable years for which any Grantor’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or assessments threatened in writing in connection with such audit, or otherwise currently outstanding.  As of the Closing Date, no Grantor has agreed or been requested to make any adjustment under Section 481(a) of the IRC (or the comparable provisions of the Income Tax Act (Canada) in respect of a Canadian Credit Party), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.

3.10        Payment of Obligations.  Each Grantor will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material Charges and other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and, except as otherwise notified to Agent in writing, no material portion of the Collateral is or could reasonably be expected to become subject to any Lien or forfeiture or loss as a result of such contest.

3.11        ERISA and Canadian Pension Plans.

(a)          No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other existing ERISA Events, could reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Disclosure Schedule (3.11), the present value of all accumulated benefit obligations of the Grantors under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than the Threshold Amount when aggregated with the potential Withdrawal Liability, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Account Standards No. 87) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such underfunded Plans by more than the Threshold

Amount when aggregated with the potential Withdrawal Liability.  No Grantor or ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability in excess of the Threshold Amount.

(b)          Each Grantor shall furnish to the Agent (x) as soon as possible after, and in any event within five (5) days after any Responsible Officer of any Credit Party or any of its ERISA Affiliates knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Credit Parties or any of their ERISA Affiliates in an aggregate amount exceeding the Threshold Amount or the imposition of a Lien, a statement of a Responsible Officer of such Credit Party or such ERISA Affiliate setting forth details as to such ERISA Event and the action, if any, that such Credit Party or such ERISA Affiliate proposes to take with respect thereto; (y) upon request by the Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or any ERISA Affiliate with the IRS with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan, as defined in Section 3(3) of ERISA, sponsored or contributed to by any Credit Party) as the Agent shall reasonably request and (z) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that any Credit Party or its ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that any Credit Party or its ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if any Credit Party or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Credit Party or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

(c)          No Grantor maintains or contributes to, or has in the past maintained or contributed to, a Canadian Pension Plan for its Canadian employees or former employees which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

3.12        Litigation.  Except as specifically disclosed in Disclosure Schedule (3.12), there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party or any of their respective Properties which:

(a)          purport to affect or pertain to this Agreement or any other Loan Document, any other Transaction Document or any of the Transactions contemplated hereby or thereby; or

(b)          would reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate, in excess of the Threshold Amount.

Except as set forth on Disclosure Schedule (3.12), no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or Transaction Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.  As of the Closing Date, except with respect to matters set forth on Disclosure Schedule (3.12), no Credit Party or any Subsidiary of any Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law.  Each Grantor shall notify Agent promptly in writing upon having knowledge of the existence, threat or commencement of any Litigation described in subsections (a) and (b) above or any such audit, review or investigation.

3.13        Intellectual Property.  The Grantors own, or are licensed to use, all such Intellectual Property material to its business as currently conducted, except for such Intellectual Property the failure of which to so own or be so licensed could not reasonably be expected to have a Material Adverse Effect.  Each Grantor will take all necessary steps to preserve its ownership and licenses in such Intellectual Property as may be necessary or required to permit

Agent to sell, transfer, rent, or use the Collateral upon the occurrence and during the continuation of an Event of Default. To permit Agent to sell, transfer, rent, or use the Collateral upon the occurrence and during the continuation of an Event of Default, each Grantor hereby grants to Agent an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), including in such license the right to sublicense, use and practice any Intellectual Property now owned or hereafter acquired by such Grantor and access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof. As of the Closing Date, the Grantors own or are licensed to use the Intellectual Property as set forth in Disclosure Schedule (3.13).  Each Grantor shall maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or other appropriate Governmental Authority other than with respect to such Intellectual Property that, in the reasonable judgment of such Grantor, is determined to be uneconomical, negligible or obsolete in the conduct of its business.  In the event that any Grantor becomes aware that any Intellectual Property material to the conduct of its business has been or is about to be infringed, misappropriated or diluted by a third party in any material respect, such Grantor promptly shall notify the Agent and shall take such actions as are appropriate under the circumstances to protect such Intellectual Property, including, if consistent with good business judgment, promptly suing for infringement, misappropriation or dilution, and to recover any and all damages for such infringement, misappropriation or dilution.

3.14        Full Disclosure.  No information contained in any Loan Document, the Financial Statements or any written statement (other than matters of a general economic nature) furnished by or on behalf of any Grantor under any Loan Document, or to induce Agent and the Lenders to execute the Loan Documents (as such information has been amended, supplemented or superseded by any other information later delivered to the same parties receiving such information, provided that the delivery of such amended, supplemented or superseding information shall not cure any Event of Default arising under Section 7.1(b) other than with respect to this Section 3.14), when taken as a whole, contains when furnished any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made; provided, that with respect to projections and other forward-looking information, such Grantor represents only that such information was prepared in good faith based upon assumptions believed by such Grantor to be reasonable at the time of preparation, it being understood that such projections may vary from actual results and that such variations may be material.

3.15        Environmental Liabilities.  Except as set forth in Disclosure Schedule (3.15), as of the Closing Date, (a) no Grantor is subject to any Environmental Liabilities or, to any Grantor’s knowledge, potential Environmental Liabilities, that could reasonably be expected to result in Environmental Liabilities in excess of the Threshold Amount in the aggregate and (b) no notice has been received by any Grantor identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of any Grantor, there are no facts, circumstances or conditions that may result in any Grantor being identified as a “potentially responsible party” under CERCLA or analogous state statutes, in each such case if such circumstance could reasonably be expected to result in Environmental Liabilities in excess of the Threshold Amount in the aggregate.  Each Grantor: (i) shall comply in all material respects with all applicable Environmental Laws and environmental permits, (ii) shall notify Agent in writing within seven (7) days if and when it becomes aware of any Release, on, at, in, under, above, to, from or about any real property owned, leased or occupied by a Grantor if such Release could reasonably be expected to result in Environmental Liabilities in excess of the Threshold Amount in the aggregate, (iii) shall notify Agent in writing within seven (7) days if and when it becomes aware of any claims that could reasonably be expected to form the basis for any Environmental Liabilities that could reasonably be expected to result in Environmental Liabilities in excess of the Threshold Amount in the aggregate, and (iv) shall notify Agent in writing within seven (7) days if and when it becomes aware of any occurrences of non-compliance with Environmental Laws or environmental permits, to the extent any such failure to comply could reasonably be expected to result in Environmental Liabilities in excess of the Threshold Amount in the aggregate.  Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Grantor or that there exist any Environmental Liabilities, in each case, that would have, in the aggregate, a Material Adverse Effect, then each Grantor shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request.  Such audits, assessments and reports, to the extent not conducted by Agent shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.  Each Credit Party has made available to Agent copies of all existing environmental reports, reviews and audits and all documents prepared since January 1, 2010 pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody, control or otherwise available to the Credit Parties.

3.16        Insurance.  As of the Closing Date, Disclosure Schedule (3.16) lists all insurance of any nature maintained by Borrower with respect to the Collateral as well as all liability insurance maintained by the Grantors, as well as a summary of the terms of such insurance.

(a)          Coverage.  Without limiting any of the other obligations or liabilities of the Grantors under this Agreement, the Grantors shall, during the term of this Agreement, carry and maintain, at its own expense, at least the minimum insurance coverage set forth in this Section 3.16. All insurance carried pursuant to this Section 3.16 shall be placed with such insurers (that are not Affiliates of the Grantors (including without limitation any Captive Insurance Subsidiary)) having a minimum A.M. Best rating of A-:VIII (or as may be otherwise reasonably acceptable to the Agent), be in such amounts as are customarily carried or maintained by similarly situated entities engaged in similar businesses, and be in such form, with terms, conditions, limits and deductibles as shall be reasonably acceptable to Agent. The insurance required to be carried and maintained by Grantors hereunder shall, in all events, include, without limitation, the following:

(i)           All Risk Property Insurance.  The Grantors shall maintain, all risk property insurance covering against physical loss or damage, including but not limited to fire and extended coverage, collapse, flood (if required), earth movement and comprehensive boiler and machinery coverage (including electrical malfunction and mechanical breakdown).  Coverage shall be written on a replacement cost basis in an amount reasonably acceptable to Agent; and,

(ii)          Commercial General Liability Insurance.  The Grantors shall maintain comprehensive general liability insurance written on an occurrence basis with a limit of not less than $1,000,000 per occurrence for bodily injury and/or property damage with an aggregate of $2,000,000.  Such coverage shall include, but not be limited to, premises/operations, broad form contractual liability, products/completed operations, property damage and personal injury liability; and,

(iii)         Excess/Umbrella Liability Insurance.  The Grantors shall maintain excess and/or umbrella liability insurance written on an occurrence basis in an amount not less than $20,000,000 providing coverage limits excess of the insurance limits required under subsection (a)(ii).  Such insurance shall follow the form of the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates.

(b)          Endorsements.  The Grantors shall cause all insurance policies carried and maintained in accordance with this Section 3.16 to be endorsed as follows:

(i)           Agent, on behalf of Lenders, shall be named as lender’s loss payee with respect to property policy described in subsection (a)(i).  Agent, on behalf of Lenders, shall be named as an additional insured with respect to liability policies described in subsections (a)(ii) and, to the extent allowed by applicable law, (a)(iii). It shall be understood that any obligation imposed upon the Grantors, including but not limited to the obligation to pay premiums, shall be the sole obligation of the Grantors and not that of the Agent; and,

(ii)          With respect to the property policy described in subsection (a)(i), the interests of the Agent shall not be invalidated by any action or inaction of any Grantor or any other Person, and shall insure the Agent regardless of any breach or violation by any Grantor or any other Person, of any warranties, declarations or conditions of such policies; and,

(iii)         If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any changes are initiated by the Grantors or the carrier which adversely affect the interests of the Agent, such cancellation or change shall not be effective as to the Agent until thirty

(30) days (or 10 days, in the case of a cancellation resulting from the non-payment of any insurance premiums) after receipt by Agent of written notice from such insurer.

(c)          Insurance Reporting.  On the Closing Date, and at each policy renewal, but not less than annually, the Grantors shall provide to the Agent reasonable evidence that shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions delineated in section (b) above for such insurance required for this Section 3.16.

(d)          Reserved.

(e)          Notice to Agent.  The Grantors shall notify the Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 3.16 is taken out by any Credit Party; and promptly deliver to the Agent a copy of such policy or policies.

(f)           Flood Insurance.  With respect to each Mortgaged Property (if any) located in the United States, the Grantors shall obtain flood insurance in such total amount as the Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time and all legislation, and rules and regulations thereunder, administered by the relevant local conservation authority with respect to flood plain management and other conservation matters.

(g)          Mortgaged Properties.  No Credit Party that is an owner of any Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Credit Party’s respective Mortgage or that could be the basis for a defense to any claim under any insurance policy maintained in respect of the mortgaged properties, and each Credit Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the mortgaged properties; provided, however, that each Credit Party may, at its own expense and after written notice to the Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 3.16 or (ii) cause the insurance policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 3.16.

(h)          Borrower shall direct all present and future insurers under its policies of insurance to pay all proceeds payable thereunder with respect to the Collateral directly to Agent for application, subject to the Intercreditor Agreement, pursuant to Section 1.2(c).  If any insurance proceeds are paid by check, draft or other instrument payable to Borrower and Agent jointly, Agent may endorse Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash, subject to the terms of the Intercreditor Agreement.

3.17        Solvency.  Both before and after giving effect to (a) the Loan, the issuance of the Guarantees of the Obligations and the pledge of assets as security therefor by all of the Grantors, (b) the disbursement of the proceeds of the Loan pursuant to the instructions of the Borrower, and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower and its Subsidiaries taken as a whole are Solvent.

3.18        Other Financings.  Except as disclosed in Disclosure Schedule (3.18) attached hereto or as otherwise permitted under Section 5.1, none of the Credit Parties has outstanding as of the Closing Date any Indebtedness.

3.19        Conduct of Business.  Each Grantor (a) shall conduct its business substantially as now conducted or as otherwise permitted hereunder, and (b) shall at all times maintain, preserve and protect all of the Collateral, except to the extent otherwise permitted under this Agreement and keep the same in good repair, working order and condition, ordinary wear and tear and casualty excepted, and make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with manufacturer specifications and industry practices.

3.20        Further Assurances.  At any time and from time to time, upon the written request of Agent and at the sole expense of the Grantors, the Grantors shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Agent may reasonably deem necessary (a) to obtain the full benefits of this Agreement and the other Loan Documents, (b) to protect, preserve and maintain Agent’s rights in any Collateral and security interests or the equivalent under any foreign law, or (c) to enable Agent to exercise all or any of the rights and powers herein granted.

3.21        Collateral/Maintenance of Property.

(a)          Each Grantor holds and will continue to hold, subject to dispositions permitted under Section 5.3, 5.4, 5.5 or 5.7, good title to any of its property constituting the Collateral and none of such property is or will be subject to any Liens except Permitted Liens.

(b)          Each Grantor shall (i) maintain and preserve in all material respects in good working order and condition, ordinary wear and tear and casualty excepted, the Collateral and all other of its property necessary in the conduct of its business, and such Collateral shall be maintained, in all material respects, in accordance with all manufacturer’s suggested and recommended maintenance procedures, including preventive maintenance, (ii) (A) to the extent necessary to the conduct of its business, obtain, maintain and preserve in full force and effect any NRC License or NQAP License, and (B) obtain, maintain and preserve all material rights, permits, licenses, approvals and privileges (including all Permits) (other than a NRC License or NQAP License) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Governmental Authorities, except where the failure to make such filings or give such notices could not reasonably be expected to have a Material Adverse Effect and (iii) maintain the Collateral in compliance in all material respects with all applicable statutes, laws, ordinances, regulations, standards, directives, orders, judgments and permits (including environmental) issued by any Governmental Authority, and (iv) promptly after request by Agent note or shall have noted Agent’s Lien on all certificates of title (to the extent issued) of such Collateral, to the extent such Collateral is located in the United States or Canada and subject to motor vehicle registration requirements, provided that Agent shall not request such notation unless such Collateral has a fair market value in excess of $100,000 in the aggregate.

(c)          Collateral shall not be located in, in transit to or used by a customer, in any country, state, nation, or territory (i) listed on the Lists or otherwise under United States sanctions for conducting business or (ii) set forth on Schedule E hereto (as such Schedule E may be amended by written notice from time to time by Agent to Borrower on a prospective basis) (each a “Restricted Location”).  Upon an amendment to Schedule E pursuant to the forgoing sentence such that Collateral is located in a Restricted Location that was not located in a Restricted Location prior to such amendment, no Grantor shall extend or renew any rental agreements or enter into any new rental agreements which would cause the Collateral to be located in, in transit to or in use in a Restricted Location by a customer of such Grantor and such Grantor shall remove such Collateral from such Restricted Location within fifteen (15) days from the delivery of such notice or, if such Collateral is subject to a rental agreement with a customer of such Grantor at such time, fifteen (15) days from the end of the then current term of such rental agreement.  When not in transit to or in use by a customer of any Grantor, the Collateral will primarily be located at the Chief Executive Office or a Rental Office.

(d)          Real Property.  The Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by any Credit Party as of the Closing Date and describes the type of interest therein held by such Credit Party and whether such owned Real Property is leased and if leased whether the underlying lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Credit Party, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Credit Party and, in each of the cases described in clauses (i) and (ii) of this

Section 3.21(d), whether any lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.

3.22        Anti-Terrorism and Anti-Money Laundering Compliance.

(a)          No Credit Party and, after making due inquiry, no Material Holder of Holdings or customer of a Credit Party, is (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list maintained under any Canadian AML/Sanction Laws or otherwise (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”).  The OFAC Laws and Regulations, the Canadian AML/Sanction Laws and the Executive Orders are collectively referred to in this Agreement as the “Anti-Terrorism Laws”.  Each of the Credit Parties represents and warrants that it requires, and has taken reasonable measures to ensure compliance with the requirement, that no Credit Party or any of its Subsidiaries is or shall be listed on any of the Lists or is or shall be a Designated Person.  This Section 3.22 shall not apply to any Person to the extent that such Person’s interest in the Borrower is through a U.S. Publicly-Traded Entity.  As used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person.

(b)          Each Credit Party represents and warrants that it has taken reasonable measures appropriate to the circumstances (and in any event as required by law), with respect to each Material Holder of a direct or indirect interest in such Credit Party, to assure that funds invested by such Material Holders in the Credit Parties are derived from legal sources (“Anti-Money Laundering Measures”).  The Anti-Money Laundering Measures have been undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq. (“BSA”), and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957 and the Canadian AML/Sanction Laws (collectively with the BSA, “Anti-Money Laundering Laws”).

(c)          Each Credit Party represents and warrants to Agent and each Lender, to its actual knowledge after making due inquiry, that no such Credit Party or any Material Holder of a direct or indirect interest in such Credit Party (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA or other Anti-Money Laundering Laws, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(d)          Each Credit Party represents and warrants to Agent and each Lender that it has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that such Credit Party is in compliance with all applicable Anti-Money Laundering Laws and laws, regulations and government guidance for the prevention of terrorism, terrorist financing and drug trafficking.

(e)          Each Credit Party and its respective directors, officers and employees and, to the knowledge of the applicable Credit Party, the agents of each Credit Party and their Subsidiaries, are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, including without limitation the UK Bribery Act, in all material respects.  The Credit Parties and their Subsidiaries have instituted and maintained, and shall continue to maintain, policies and procedures designed to ensure continued compliance with the FCPA and any other applicable anti-corruption laws.

3.23        Reserved.

3.24        Reserved.

3.25        Landlord Agreements.  Upon the request of Agent, each Grantor shall obtain a landlord or mortgagee waiver, as applicable, from the lessor of each leased property or mortgagee of any owned property with respect to each location where the Collateral and/or Books and Records are stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.

3.26        Deposit Accounts; Cash Collateral Accounts.

Borrower and each Guarantor shall maintain a cash management system which is reasonably acceptable to Agent (the “Cash Management System”), which shall operate as follows:

(a)          All Proceeds of Collateral held by Borrower or any other Credit Party (other than funds being collected pursuant to the provisions stated below) shall be deposited in one or more bank accounts or securities investment accounts, as set forth on Disclosure Schedule (3.26) or other accounts in form and substance reasonably satisfactory to Agent subject to the terms of this Agreement and the applicable Control Agreements.

(b)          Borrower shall establish and maintain, and shall cause each Guarantor to establish and maintain, at its sole expense deposit accounts and lockboxes, which, on the Closing Date, shall consist of the accounts and related lockboxes maintained by the financial institutions as described on Disclosure Schedule (3.26) hereto (in each case (other than any Excluded Account), “Blocked Accounts”), or with such other banks as are acceptable to Agent into which Borrower and Guarantors shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting Proceeds of Collateral in the identical form in which such payments are made, whether by cash, check or other manner and shall be identified and segregated from all other funds of the Credit Parties.  Within thirty (30) days following the Closing Date, Borrower and Guarantors shall deliver, or cause to be delivered, to Agent a Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account for the benefit of Borrower or any Guarantor is maintained.

(c) Term Loan Priority Collateral Account. Within thirty (30) days following the Closing Date, Borrower and Guarantors shall establish the Term Loan Priority Collateral Account, and deliver to the Agent an executed control agreement in form and substance satisfactory to Agent under which the Agent is the sole and exclusive controlling agent.  Any Net Cash Proceeds of an Arbitration Recovery shall immediately upon receipt by a Credit Party be deposited in the Term Loan Priority Collateral Account and, unless applied as a Mandatory Prepayment in accordance with Section 1.2(h), remain on deposit in such Term Loan Priority Collateral Account, including (in respect of any prepayment that is declined by any of the Lenders under Section 1.2(i)) in the period (if any) from and after the time any of the Lenders decline a proposed prepayment of such Net Cash Proceeds subject, until an Activation Notice has been delivered to the applicable depository in respect of the Term Loan Priority Collateral Account, to the Borrower’s right to use those Net Cash Proceeds in accordance with the Loan Documents. Credit Parties shall not deposit in the Term Loan Priority Collateral Account any monies or any other proceeds of Collateral that constitute “Revolving Loan Priority Collateral” (as defined in the Intercreditor Agreement). Credit Parties shall not deposit “Term Loan Priority Collateral” (as defined in the Intercreditor Agreement), or any proceeds thereof, in any account other than the Term Loan Priority Collateral Account.

(d) Borrower shall further execute and deliver, and shall cause each Guarantor to execute and deliver, such agreements and documents as Agent may require in connection with such Blocked Accounts and such Control Agreements.  Borrower and Guarantors shall not establish any deposit accounts after the Closing Date into which Proceeds of Collateral are deposited, unless Borrower or such Guarantor has complied in full with the provisions of this Section 3.26 with respect to such deposit accounts, other than Excluded Accounts.  Borrower and each Guarantor agrees that from and after the delivery of an Activation Notice (as such term is defined in Section 3.26(e) below) all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Accounts or as Proceeds of Collateral shall be treated as payments to Agent and the Lenders in respect of the Obligations and therefore shall constitute the property of Agent and the Lenders to the extent of the then outstanding applicable Obligations.

(e) The applicable bank at which any Blocked Accounts are maintained shall agree from and after the receipt of a notice (an “Activation Notice”) from Agent (which Activation Notice may, or upon instruction of the applicable Required Lenders, shall, be given by Agent at any time during an Event of Default) pursuant to the applicable Control Agreement, to forward, daily, all amounts in each Blocked Account to the account designated by Agent from time to time as a collection account (the “Collection Account”).

(f) From and after the delivery of an Activation Notice, Agent shall apply all such funds in the Collection Account on a daily basis to the repayment of the applicable Obligations in accordance with Section 7.4.  Notwithstanding the foregoing sentence, after payment in full has been made of the amounts required under Section 7.4, upon the applicable Credit Party’s request and as long as no Default has occurred and is continuing, any additional funds deposited in the Collection Account shall be released to such Credit Party.

(g) Subject to the terms of the Intercreditor Agreement, Borrower, Guarantors and their directors, employees, agents and other Affiliates shall promptly deposit or cause the same to be deposited, any monies, checks, notes, drafts or any other payment relating to and/or Proceeds of Collateral which come into their possession or under their control in the applicable Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent.  Borrower agrees to reimburse Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank or person.

3.27        Reserved.

3.28        After-acquired Property; Additional Collateral.  Each Grantor shall:

(a)          Subject to this Section 3.28, with respect to any property acquired after the Closing Date by any Credit Party that is intended to be subject to the Lien created by any of the Loan Documents but is not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof or such longer period as Agent may agree in its sole discretion) (i) execute and deliver to the Agent such other documents as the Agent shall deem necessary or advisable to grant to the Agent for the benefit of the Lenders, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required hereunder in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent.  The Borrower shall otherwise take such actions and execute and/or deliver to the Agent such documents as the Agent shall require to confirm the validity, perfection and priority of the Lien hereunder on such after-acquired properties.

(b)          As soon as possible after the formation of any new Subsidiary (including any Foreign Subsidiary) of a Credit Party (and in any event within the earlier of (x) thirty (30) days (or such longer period as Agent may agree in its sole discretion) after formation or (y) the date on which such Subsidiary owns any material assets), or simultaneously with the consummation of acquisition of any new Subsidiary of a Credit Party, (i) deliver to the Agent the original certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party and (ii) cause such new Subsidiary (A) to execute a Joinder Agreement in the form of Exhibit H or such comparable documentation to become a Grantor and Guarantor under this Agreement, and (B) to take all actions necessary or advisable in the reasonable opinion of the Agent to cause the Lien created hereunder to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law (including any applicable foreign laws), including the execution by Borrower or the applicable Credit Party of a Joinder Agreement in the form of Exhibit H or such comparable documentation to the applicable Pledge Agreement and the filing of financing statements (or foreign equivalents) in such jurisdictions as may be reasonably requested by the Agent and to the extent such new Subsidiary owns Collateral subject to motor vehicle registration requirements which is located in the United States or Canada and Agent has requested the following notation (provided that Agent shall not request such notation unless such Collateral has a fair market value in excess of $100,000 in the aggregate), the noting or (having noted) of the Agent’s Lien on all certificates of title (to the extent issued) of such Collateral, which when aggregated with all such Collateral owned by a Credit Party, exceeds a fair market value of $100,000 in the aggregate (except where such notation is not permitted under the laws of the applicable jurisdiction); provided, however, no Captive Insurance Subsidiary shall be required to join this Agreement as a Credit Party or become jointly and severally liable for the Obligations if Holdings delivers evidence to Agent in form and substance acceptable to Agent that such Captive Insurance Subsidiary is prohibited by applicable Requirements of Law from incurring contingent liabilities arising under this Agreement or a Guaranty in its capacity as a guarantor.

(c)          Promptly grant to the Agent, within thirty (30) days of the acquisition thereof, a security interest in and Mortgage on each Material Real Property owned in fee by such Credit Party as is acquired by such Credit Party after the Closing Date as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 5.2).  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens or other Liens acceptable to the Agent.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable law to establish, perfect, preserve and protect the Liens in favor of the Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Credit Party shall otherwise take such actions and execute and/or deliver to the Agent such documents as the Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Material Real Property (including a Title Policy, a survey and local counsel opinion (in form and substance reasonably satisfactory to the Agent) in respect of such Mortgage).

3.29        Equity Interests and Subsidiaries.

(a)          Equity Interests.  The Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Borrower and the other Credit Parties and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date.  All Equity Interests of each Credit Party are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Holdings, are owned by Holdings, directly or indirectly through Wholly Owned Subsidiaries.  Each Credit Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it hereunder, free of any and all Liens, rights or claims of other persons, except the security interest created by the Loan Documents, the Revolving Loan Documents and, in respect of any Canadian Credit Party, Liens for Priority Payables, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b)          No Consent of Third Parties Required.  Other than the approval of the Board of Directors of the issuer of the Equity Interests, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or priority status of the security interest of the Agent in any Equity Interests pledged to the Agent for the benefit of the Lenders hereunder or the exercise by the Agent of the voting or other rights provided for hereunder or the exercise of remedies in respect thereof.

(c)          Organizational Chart.  The Perfection Certificate dated the Closing Date or any supplement thereto (whichever was most recently delivered to Agent) sets forth an accurate organizational chart, showing the Subsidiaries and joint ventures in which Holdings holds a direct or indirect interest along with any other Person in which Holdings, such Subsidiaries or joint ventures holds, directly or indirectly, any  Equity Interests.

3.30        Security Documents.

(a)          Mortgages.  Each Mortgage will upon execution and delivery thereof be effective to create, in favor of the Agent, for the benefit of the Lenders, legal, valid and enforceable first priority Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the mortgaged properties thereunder and the proceeds thereof, subject only to Permitted Liens or other Liens acceptable to the Agent, and when such Mortgages are filed in the offices specified in the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 3.20 and 3.28, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 3.20 and 3.28), such Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in the mortgaged properties thereunder and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by such Mortgage.

(b)          Valid Liens.  Each Loan Document purporting to include a grant of a security interest or Lien by a Credit Party in favor of Agent, for the benefit of the Lenders, including any such document delivered pursuant to Sections 3.20 and 3.28 will, upon execution and delivery thereof, be effective to create in favor of the Agent, for the benefit of the Lenders, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Agent to the extent required hereunder), such Liens will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

3.31        Borrowing Base-Related Reports. Borrower shall deliver or cause to be delivered (at the expense of Borrower) to the Agent the following:

(a)          All reports required to be delivered to the Revolving Agent, in accordance with the terms of the Revolving Loan Agreement, including, without limitation, the Borrowing Base Certificate, contemporaneously with the delivery of any such report to the Revolving Agent; and

(b)          such other reports, statements and reconciliations with respect to the Formula Amount or Collateral of any or all Credit Parties as the Agent shall from time to time request in its reasonable credit judgment.

The delivery of each certificate, report or any other information delivered pursuant to this Section 3.31 shall constitute a representation and warranty by Borrower that the statements and information contained therein are true and correct in all material respects on and as of the respective dates of such certificates, reports or other information.

3.32        Government Contracts. Except as set forth in Disclosure Schedule (3.32), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Collateral is subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

3.33        Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding twelve (12) calendar months caused them to be ranked among the ten (10) largest customers of such Credit Party or (b) the business relationship of any Credit Party with any supplier essential to its operations.

3.34        Bonding; Licenses. Except as set forth in Disclosure Schedule (3.34), as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

3.35        Affiliate Transactions. No Credit Party is party to any transaction with any Affiliate of the Borrower or of any Subsidiary of the Borrower, except those permitted by Section 5.7 hereof and those set forth on Disclosure Schedule (3.35).

3.36        Post-Closing Matters. The Credit Parties shall deliver, or cause to be delivered, to the Agent, or take, or cause to be taken, the documents, deliverables, actions or efforts set forth below, in form and substance reasonably satisfactory to the Agent, as promptly as practicable following the Closing Date, but in any event no later than the dates referred to below with respect to each such item (or, in each case, such later date as Agent shall agree in its sole discretion):

(a) As soon as practicable after the Closing Date as permitted in accordance with applicable Requirements of Law, but in any event no later than 180 days following the Closing Date (or such later date as the Agent may consent to in its sole discretion (which consent shall not be unreasonably withheld)), the Credit Parties shall furnish to Agent evidence that Braden Holdings LLC (“Braden Holdings”) and Braden Manufacturing, S.A. de C.V. (Mexico) (“Braden Mexico”, and together with Braden Holdings, collectively, the “Braden Entities”) have been dissolved and their assets transferred to the Credit Parties; and

(b) Within thirty (30) days following the Closing Date, with respect to any Blocked Account maintained by the Credit Parties, the Credit Parties shall deliver to Agent fully executed Control Agreements for each such Blocked Account;

(c) Within thirty (30) days after the Closing Date, Agent shall have received the following insurance endorsements: (i) Lender Loss Payee Endorsement to the property policy ITD100065033720; (ii) Notice of Cancellation Endorsement to the property policy ITD100065033720; (iii) Additional Insured Endorsement to the liability policy 1000090435201; and (iv) Notice of Cancellation Endorsement to the liability policy 1000090435201;

(d) Within ninety (90) days following the Closing Date, the Credit Parties shall use commercially reasonable efforts to provide to Agent a landlord waiver or similar collateral access agreement with respect to the following locations:

(a)          100 Crescent Centre Parkway, Suite 1240, Tucker, Dekalb County, Georgia 30084;

(b)          2775 Northwoods Pkwy , Norcross, GA 30071;

(c)          591 Pickettville Road, Jacksonville, Duval County, FL 32220;

(d)          2832 Center Street, Deer Park, Harris County, TX 77536;

(e)          101 Industrial Park Blvd, Unit 2, Hitchcock, Galveston County, TX 77563;

(f)           18-33 42nd Street, Astoria, Queens, County, New York 11105;

(g)          2543 Ross Clark Circle, Suite #2 Dothan, Houston County, AL 3630;

(h)          281 Goderich Street, Unit 3, Port Elgin, Bruce County, ON N0H2C1; and

(i)           625 Goderich Street, Units 1 and 5, Port Elgin, Bruce County, ON N0H2C1;

(e) Within ninety (90) days following the Closing Date, the Credit Parties shall deliver to the Agent a filed UCC termination statement evidencing the termination of the UCC financing statement that evidenced the WSS New York tax Lien.

3.37        Investment Company Act.  No Credit Party is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

3.38        Notice of Change in Investment Company Status.  The Borrower shall provide Agent with prompt written notice of any change with respect to its representation in Section 3.37 above, but in no event later than fifteen (15) days following any such change.

3.39        Braden Entities.  The Braden Entities do not hold any material assets and do not engage in material business activities.  Each Credit Party agrees that it shall not transfer, and shall cause its Subsidiaries and controlled Affiliates not to transfer, any assets to any Braden Entity. Braden Holdings is a holding company and does not engage in any operations or business, other than (a) the ownership of 99.998% of the outstanding Equity Interests in

Braden Mexico, (b) maintaining its corporate existence pending its dissolution pursuant to Section 3.36, and (c) liabilities, assets, operations and business incidental to the foregoing.

3.40        Capital Provision Agreement.  The Borrower has prior to the Closing Date delivered to the Agent a true, correct and complete copy of the Capital Provision Agreement, including all amendments, modifications and/or supplements thereto, as of the date of delivery to Agent. The Capital Provision Agreement remains in full force and effect on the Closing Date and there have been no amendments, modifications and/or supplements thereto since the date delivered to the Agent.

4.            FINANCIAL MATTERS; REPORTS

4.1          Reports and Notices.

The Credit Parties shall furnish to the Agent and each Lender:

(a)          Monthly Reports.  Within thirty (30) days after the last day of each Fiscal Month of the Credit Parties, the balance sheets of the Credit Parties on a consolidated and consolidating basis as at the end of such Fiscal Month and as of the end of the preceding Fiscal Year, and the related statements of operations, the related statements of profits and losses and related statements of cash flows of the Credit Parties on a consolidated basis for such Fiscal Month and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Month, which shall set forth in comparative form such figures as at the end of and for such Fiscal Month and appropriate prior period and shall be certified by the Chief Financial Officer of the Borrower to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Credit Parties on a consolidated basis as at the end of such period and the results of operations for such period, and for the elapsed portion of the Fiscal Year ended with the last day of such period, subject only to normal year-end and audit adjustments and the absence of footnotes;

(b)          Quarterly Reports.  Within forty-five (45) days after the last day of each of the Fiscal Quarters of each Fiscal Year of the Credit Parties, the balance sheets of the Credit Parties on a consolidated and consolidating basis as at the end of such Fiscal Quarters and as of the end of the preceding Fiscal Year, and the related statements of operations, the related statements of profits and losses and the related statements of cash flows of the Credit Parties on a consolidated basis for such Fiscal Quarters and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Quarters, which shall set forth in comparative form such figures as at the end of and for such Fiscal Quarters and appropriate prior period and shall be certified by the Chief Financial Officer of the Borrower to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Credit Parties on a consolidated basis as at the end of such period and the results of operations for such period, and for the elapsed portion of the Fiscal Year ended with the last day of such period, subject only to normal year-end and audit adjustments and the absence of footnotes;

(c)          Annual Reports.  Within one hundred twenty (120) days after the end of each Fiscal Year of the Credit Parties, the audited consolidated balance sheet of the Credit Parties as of the end of such Fiscal Year and the related audited consolidated statements of operations for such Fiscal Year and for the previous Fiscal Year, the related audited consolidated statements of profits and losses and the related audited consolidated statements of cash flows and stockholders’ equity for such Fiscal Year and for the previous Fiscal Year, which shall be accompanied by an opinion, without a going concern or similar qualification or an exception as to scope, prepared by an independent certified public accountant of recognized national standing reasonably acceptable to Agent (Moss Adams LLP shall be acceptable), together with a statement of such accountants that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower or any other Credit Party was not in compliance with the financial covenants set forth in Section 4.2 below insofar as they relate to accounting matters;

(d)          Financial Officer’s Certificate.  At the time the financial statements are furnished pursuant to Sections 4.1(a), 4.1(b) and 4.1(c), a Compliance Certificate in the form attached as Exhibit E executed by a Responsible Officer of the Borrower as to the financial performance of the Credit Parties; provided, for the avoidance of doubt, that, except as otherwise expressly set forth in the Loan Documents, a certification regarding the Credit Parties’ compliance with the financial covenants set forth in Section 4.2 shall only be required to be included with the Compliance Certificates delivered for the applicable dates under such Section 4.2 in connection with the quarterly financial statements under Section 4.1(b) and the annual financial statements under Section 4.1(c) and not the monthly financial statements delivered under Section 4.1(a);

(e)          Intentionally Omitted;

(f)           Intentionally Omitted;

(g)          Responsible Officer’s Certificate Regarding Collateral.  Concurrently with any delivery of Financial Statements under Section 4.1(a), a certificate of a Responsible Officer setting forth the information in the Perfection Certificate as of the date of such Financial Statements or confirming that there has been no change in such information since the date of the Perfection Certificate or the latest supplement thereto, as applicable;

(h)          Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Credit Party with any provincial securities commission or the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said commissions, or with any national securities exchange, or distributed to shareholders or holders of its Indebtedness in excess of the Threshold Amount pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(i)           Management Letters.  Promptly after the receipt thereof by any Credit Party, a copy of any “management letter” received by any such Person from its independent chartered accountants and the management’s responses thereto;

(j)           Budgets.  Promptly (and in any event within 3 Business Days) after approval by the Board of Directors of the Borrower (but no later than forty-five (45) days after the beginning of each Fiscal Year), a consolidated budget for Borrower in form reasonably satisfactory to the Agent, but to include balance sheets, statements of income, sources and uses of cash, a budget of projected Capital Expenditures, and projected Borrowing Availability on a consolidated basis, for (i) each month of such Fiscal Year prepared in detail and (ii) each Fiscal Year thereafter, through and including the Fiscal Year in which the Termination Date occurs, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that each budget has been prepared in good faith and based on assumptions believed by the Borrower to be reasonable and, promptly when available, any significant revisions of such budget;

(k)          Organization.  Concurrently with any delivery of Financial Statements under Section 4.1(a), an accurate organizational chart as required by Section 3.29(c), or confirmation that there are no changes to the Credit Parties’ organizational structure set forth in the Perfection Certificate dated the Closing Date or any supplement thereto (whichever was most recently delivered to Agent);

(l)           Organizational Documents.  Promptly provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Credit Party under any Organizational Document within fifteen (15) days after such Credit Party gives or receives such notice;

(m)         Appraisals.  At any time after the occurrence of a Default, promptly upon the request of the Agent, an appraisal report performed at the expense of Borrower by a nationally recognized appraiser satisfactory to Agent, setting forth in reasonable detail the orderly liquidation value of the Collateral; and

(n)          Other Information.  Promptly, from time to time, such other reports and information regarding the Collateral, operations, business affairs, financial condition, prospects or management of any Credit Party, or compliance with the terms of any Loan Document, as the Agent or any Lender may reasonably request, all in reasonable detail.

Documents required to be delivered pursuant to Section 3.31, 4.1(a), (b), (c), (d) or (g), may be delivered electronically to the Agent and Lenders and if so delivered, shall be deemed to have been delivered on the date the Borrower delivers such documents to the Agent and Lenders by electronic mail; provided, that upon written request, Borrower shall deliver paper copies to the Agent and Lenders until a written request to cease delivering paper copies is given by the Agent to the Borrower.

4.2          Financial Covenants.

(a)          Maximum Total Leverage Ratio.  Beginning with the Fiscal Quarter ending March 31, 2021, the Credit Parties shall not permit the Total Leverage Ratio, as of the last day of any Fiscal Quarter ending during any period set forth below, to exceed the ratio set forth opposite such period in the table below:

Test Period Ending	Leverage Ratio
March 31, 2021 – June 30, 2021	4.00 to 1.00
September 30, 2021 – June 30, 2022	3.75 to 1.00
September 30, 2022 – June 30, 2023	3.50 to 1.00
September 30, 2023 – June 30, 2024	3.25 to 1.00
As of the last day of each Fiscal Quarter thereafter	3.00 to 1.00

; provided that for purposes of calculating the Total Leverage Ratio hereunder, the Consolidated EBITDA for the Fiscal Quarter ending June 30, 2020 and September 30, 2020 shall be deemed to be $4,988,638 and $4,053,202, respectively.

(b)          Limitation on Capital Expenditures.  The Credit Parties shall not make or commit to make, and shall not cause or permit their Subsidiaries to make or commit to make, Capital Expenditures (other than any Capital Expenditures financed by the incurrence of Indebtedness permitted under this Agreement) made in any Fiscal Year, to exceed $800,000; provided, however, that (x) if the aggregate amount of Capital Expenditures made in any Fiscal Year shall be less than the maximum amount of Capital Expenditures permitted under this Section 4.2(b) for such Fiscal Year (before giving effect to any carryover), then an amount of such shortfall not exceeding fifty percent (50%) of such maximum amount may be added to the amount of Capital Expenditures permitted under this Section 4.2(b) for the immediately succeeding (but not any other) Fiscal Year and (y) in determining whether any amount is available for carryover, the amount expended in any Fiscal Year shall first be deemed to be from the amount allocated to such Fiscal Year (before giving effect to any carryover).

(c)          Fixed Charge Coverage Ratio.  Beginning with the Fiscal Quarter ending March 31, 2021, as of the last day of each Fiscal Quarter, the Borrower shall not permit the Fixed Charge Coverage Ratio for the trailing period of twelve (12) Fiscal Months then ended to be less than the applicable ratio set forth below opposite such period:

Period	Fixed Charge Coverage Ratio
March 31, 2021 – December 31, 2022	1.10 to 1.00
As of the last day of each Fiscal Quarter thereafter	1.25 to 1.00

; provided that for purposes of calculating the Fixed Charge Coverage Ratio hereunder, the Consolidated EBITDA for the Fiscal Quarter ending June 30, 2020 and September 30, 2020 shall be deemed to be $4,988,638 and $4,053,202, respectively.

4.3          Other Reports and Information. The Grantors shall advise Agent in reasonable detail promptly after becoming aware of:  (a) any Lien, other than Permitted Liens, attaching to or asserted against any material portion of the Collateral or any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of such loss or decline; (b) any material change in the composition of the Collateral; and (c) the occurrence of any Default or other event that has had or could reasonably be expected to have a Material Adverse Effect.

4.4          Revolving Loan Agreement Notices.

(a)          The Credit Parties shall provide to Agent (i) simultaneously with its delivery to the Revolving Agent, any material notices required to be delivered pursuant to the Revolving Loan Agreement, (ii) promptly, but no later than three (3) Business Days after receipt thereof, any notice from the Revolving Agent or any lender under the Revolving Loan Agreement that a default or event of default has occurred under the Revolving Loan Agreement and (iii) at least ten (10) Business Days prior notice of any amendment, waiver, consent or other modification under or with respect to the Revolving Loan Documents, and a fully executed copy thereof promptly after its execution.

(b)          To the extent that any Revolving Loan Document has been amended to change any existing financial covenants therein or any section or other provision thereof is amended to include any additional financial covenants or there has been any modification or addition of any event of default or modification of any condition to an event of default or addition or modification of any covenant in a manner adverse or more restrictive to any Credit Party in any Revolving Loan Document, the Credit Parties shall, at the request of Agent, execute and deliver to Agent such amendments, modifications or related documents as Agent may reasonably request to incorporate such amendments into the Loan Documents (subject to the limitations set forth in the Intercreditor Agreement).

4.5          Reserved.

5.            NEGATIVE COVENANTS

Borrower and each Credit Party executing this Agreement covenants and agrees (for itself and each other Credit Party) that, without Agent’s prior written consent, from the Closing Date until the Termination Date, neither Borrower nor any other Credit Party shall, directly or indirectly:

5.1          Indebtedness.  Create, incur, assume or permit to exist any Indebtedness, except:  (a) the Obligations, (b) Indebtedness existing as of the Closing Date set forth in Disclosure Schedule (3.18), (c) by endorsement of instruments or items of payment for deposit to the general account of such Credit Party, (d) for Guaranteed Indebtedness incurred for the benefit of any Credit Party if the primary obligation is permitted by this Agreement, (e) reserved, (f) Indebtedness outstanding under the Revolving Loan Agreement in an aggregate amount not exceeding the Maximum Priority Revolving Loan Debt, (g) the Permitted Koontz-Wagner Pension Plan Obligations, (h) Indebtedness with respect to (i) Capital Lease Obligations existing as the Closing Date set forth in Disclosure Schedule (3.18) and (ii) additional Capital Lease Obligations and Purchase Money Obligations in an aggregate amount outstanding at any time not to exceed $250,000; provided, that any such Capital Lease Obligations and Purchase Money Obligations under this clause (h) shall be secured only by the asset subject to such additional Capital Lease Obligation or the acquired asset in connection with the incurrence of such Capital Lease Obligation or Purchase Money Obligation, as the case may be, any insurance thereon and proceeds thereof, (i) Indebtedness in respect of Hedging Obligations, provided, that, such Hedging Obligations are (or were) entered into by a Credit Party in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Credit Party, or changes in the value of securities issued by such Credit Party, and not for purposes of speculation or taking a “market view”, (j) Indebtedness in respect of letters of credit, bank guarantees and banker’s acceptances in each case incurred in the ordinary course of business, and reimbursement of obligations in respect of any of the foregoing, in all cases to the extent permitted under the Revolving Loan Documents, (k) Indebtedness incurred in the ordinary course of business under surety bonds, performance bonds, completion guarantees, appeal bonds, bid bonds and similar obligations and reimbursement and indemnification obligations in respect of any of the foregoing, (l) Indebtedness in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, (m) unsecured Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any bona fide warranty or contractual service obligations or performance in the ordinary course of business, (n) Indebtedness of any Credit Party (other than Inactive Subsidiaries) owing to any other Credit Party (other than Inactive Subsidiaries); provided that in each case, all such Indebtedness shall be (i) evidenced by promissory notes and all such notes shall be subject to a first priority Lien pursuant to this Agreement and (ii) unsecured and subordinated in right of payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement with terms reasonably satisfactory to the Agent, (o) the Existing Letters of Credit, and (p) any other unsecured Indebtedness incurred after the Closing Date in an aggregate outstanding amount for all such Credit Parties combined not exceeding $500,000.

5.2          Liens. Incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for Permitted Liens.

5.3          Investments; Fundamental Changes. Except as provided in Section 5.7 below, merge or amalgamate with, consolidate with, acquire all or a material portion of the assets or Stock of, or otherwise combine with or make any investment in or make any loan or advance to, any Person; except that (a) any Credit Party (other than any Inactive Subsidiary) may form or acquire any direct or indirect Subsidiary (except for Captive Insurance Subsidiaries, which are governed by Section 5.21 below) after the Closing Date so long as soon as possible (and in any event upon the earlier of (i) thirty (30) days after formation (or such longer period as Agent may agree in its sole discretion) or (ii) the date on which such Subsidiary owns any material assets) after the formation of any new Subsidiary of a Credit Party or simultaneously with the consummation of acquisition of any new Subsidiary of a Credit Party, such Subsidiary becomes a co-Borrower or Guarantor hereunder, as applicable, and grants to Agent a Lien in all of its rights, title and interests in, to and under its Collateral to secure the Obligations for the benefit of the Lenders, all pursuant to written documentation in form and substance reasonably satisfactory to Agent in accordance with Sections 1.12 and 3.28; provided, however, no Permitted Captive Insurance Subsidiary shall be required to join this Agreement as a Credit Party or become jointly and severally liable for the Obligations if Holdings delivers evidence to Agent in form and substance acceptable to Agent that such Permitted Captive Insurance Subsidiary is prohibited by applicable Requirements of Law from incurring contingent liabilities arising under this Agreement or a Guaranty in its capacity as a guarantor; provided, further, that no Credit Party shall transfer any assets or property to a new Subsidiary until all requirements of Sections 1.12 and 3.28 have been met for such new Subsidiary; (b) a U.S. Credit Party may merge, consolidate or reorganize with another U.S. Credit Party or acquire the assets or Equity Interest of another U.S. Credit Party so long as, in connection with any merger, consolidation or reorganization to which a Borrower is a party, such Borrower is the surviving entity of such merger, consolidation or reorganization; (c) a Canadian Credit Party may merge, amalgamate, consolidate or reorganize with another Canadian Credit Party or acquire the assets or Equity Interest of another Canadian Credit Party so long as such Canadian Credit Party shall provide Agent with ten (10) days prior written notice of such merger, amalgamation, consolidation or reorganization; (d) any Subsidiary that is not a Credit Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Credit Party, (e) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary; provided that if the transferor in such a transaction is a Credit Party, then the transferee must be a Credit Party, (f) any Credit Party (other than any Inactive Subsidiary) may make Permitted Acquisitions; (g) any Credit Party (other than Inactive Subsidiaries) may make investments in Permitted Joint Ventures existing on the Closing Date, all of which such Permitted Joint Ventures are identified on Schedule 5.3 hereto, and any additional Permitted Joint Ventures formed after the Closing Date so long as not more than seven (7) Permitted Joint Ventures are in existence at any time, provided the aggregate amount of all cash and non-cash investments in Permitted Joint Ventures shall not exceed $1,000,000 in the aggregate outstanding at any one time, and provided further that no new investments in such Permitted Joint Ventures shall be made if any Default or Event of Default then exists; (h) investments in cash and Cash Equivalents; (i) intercompany loans to the extent permitted under Section 5.1; (j) investments made after the Closing Date in any Credit Party; (k)  promissory notes and other non-cash consideration received in connection with any disposition of assets permitted by Section 5.4; (l) investments in the form of advances made to subcontractors in the ordinary course of business consistent with historical practice; (m) investments received in settlement of amounts due to any Credit Party effected in the ordinary course of business as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Credit Party, (n) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness claims due and owing to a Credit Party (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness, (o) to the extent no Default or Event of Default has occurred or would result therefrom, initial capital contribution(s) to any Permitted Captive Insurance Subsidiary in an aggregate amount all such Permitted Captive Insurance Companies not to exceed $250,000 and (p) investments not otherwise permitted pursuant to this Section 5.3 in an aggregate amount not to exceed $500,000 at any time outstanding; provided that immediately before and after giving effect to such investments, no Default or Event to Default shall have occurred or be continuing.

5.4          Asset Sales. Sell, transfer, convey, assign, issue or otherwise dispose any of its assets or properties (including its accounts or any shares of its Stock) or engage in any sale-leaseback, synthetic lease or similar transaction, including without limitation the Collateral or Loan proceeds; provided, however, that (i) any Grantor may transfer any of its Collateral to any other Grantor provided such Collateral remains subject to the Liens of Agent under this Agreement to secure the Obligations, (ii) any Grantor may sell inventory to its customers in the ordinary course of business, (iii) any Grantor may sell for fair market value assets or properties so long as the following conditions are met: (1) the aggregate fair market value, of all such asset sales do not exceed $200,000 in any Fiscal Year, (2) immediately prior to and immediately after giving effect to such Asset Sale, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (3) if required, the Borrower has applied any Net Cash Proceeds arising therefrom pursuant to Section 1.2(c) and (4) the consideration received for such sale, transfer, lease, contribution or conveyance is received in cash; (iv) Holdings and Braden shall wind-up the affairs of and dissolve Braden Mexico as required by Section 3.36 and transfer any remaining assets to the Credit Parties, (v) Holdings shall wind-up the affairs of and dissolve Braden as required by Section 3.36 and transfer any remaining assets to the Credit Parties, (vi) Holdings may wind-up the affairs of and dissolve any Inactive Subsidiary, provided that any assets of such Person shall be transferred to a Credit Party that continues to exist after the winding-up and/or dissolution of such Person, (vii) any Credit Party may use proceeds of the Loans for purposes permitted under this Agreement, (viii) any Grantor may dispose of obsolete, worn out or surplus property, whether new owned or hereafter acquired, in the ordinary course of business and property no longer used or useful in the conduct of such Grantor, (ix) any Grantor may dispose of immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or be abandoned in the ordinary course of business), (x) any Grantor may dispose of any property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (B) the proceeds of such disposition are promptly applied to the purchase price of replacement property (which replacement property is promptly purchased), (xi) any Grantor may dispose of any property to the extent expressly permitted by Section 5.3, 5.5, 5.7 or 5.19 and the granting of Liens expressly permitted by Section 5.2, (xii) any Grantor may dispose of cash and Cash Equivalents in the ordinary course of business, (xiii) any Grantor may unwind any Hedging Agreement in accordance with its terms to the extent such Hedging Agreement is (or was) entered into by a Credit Party in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Credit Party, or changes in the value of securities issued by such Credit Party, and not for purposes of speculation or taking a “market view”, and (xiii) any Grantor may dispose of any property in connection with a Casualty Event, provided that the Net Cash Proceeds thereof shall be applied in accordance with the requirements of Section 1.2(c).

5.5          Restricted Payments. Make or permit any Restricted Payment other than (i) to the extent constituting Restricted Payments, the Credit Parties may enter into and consummate transactions expressly permitted by any provision of Section 5.3 or 5.7, (ii) Subsidiaries may make Restricted Payments to any Credit Party (other than to Inactive Subsidiaries); (iii) Holdings or any Subsidiary thereof may pay dividends on shares of its own Stock to the extent such dividends are (1) payable solely in the form of Qualified Capital Stock of such Person, and (2) paid on a pro rata basis among all holders of Equity Interests of Holdings or such Subsidiary.

5.6          Changes in Nature of Business. Engage in any business other than (a) that presently engaged in by Credit Parties, (b) except to the extent such change in business could reasonably be expected to adversely affect repayment of the Obligations or could reasonably be expected to result in a Material Adverse Effect or (c) any business reasonably related or ancillary thereto.

5.7          Transactions with Affiliates.  Enter into any lending, borrowing or other commercial transaction with any of its employees, directors, Affiliates or any other Credit Party (including upstreaming and downstreaming of cash and intercompany advances and payments by a Credit Party on behalf of another Credit Party) other than (i) loans or advances to employees of a Credit Party (other than Inactive Subsidiaries) in the ordinary course of business in an aggregate outstanding amount not exceeding $50,000, (ii) transactions that are on fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than obtainable in an arm’s length transaction with a Person that is not an Affiliate, (iii) any investment in a Permitted Joint Venture to the extent expressly permitted by Section 5.3, (iv) the repurchase or redemption of Stock or other Equity Interest of Holdings or its Subsidiaries held by officers, directors or employees or former officers, directors or employees (or their transferees, estates, or beneficiaries under their estates) of Holdings or its Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service in an aggregate amount, to the extent not financed by the proceeds of life insurance, not to exceed $250,000 during any Fiscal Year, provided, that, (A) no Event of Default shall exist or would result after giving effect to any such Restricted Payment, and (B) after giving pro forma effect to any such Restricted Payment, the Credit Parties shall be in compliance with the financial covenants set forth in Section 4.2 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to have been) delivered pursuant to Section 4.1, (v) transactions by and among Credit Parties (other than Inactive Subsidiaries) to the extent expressly permitted under Section 5.1 or 5.3, (vi) agreements incurred in the ordinary course of business by and among Credit Parties to provide shared management services, (vii) customary compensation and indemnification of, and other customary employment arrangements (including equity incentive plans, employee benefit plans and arrangements, issuance of Equity Interests, payment of bonuses and stock option plans and payments with respect thereto) with directors, officers and employees of Holdings or any Credit Party in the ordinary course of business, (viii) Restricted Payments permitted under Section 5.5, (ix) other transactions with any Permitted Joint Venture in the ordinary course of business on terms as favorable as would be obtained by any Credit Party in a comparable arm’s-length transaction with an independent, unrelated third party, (x) the provision of goods or engineering, design, procurement, project management, quality management or other services by any Credit Party or Subsidiary to any Credit Party or any other Subsidiary pursuant to purchase orders issued in the ordinary course of business in connection with third party contracts to the extent the terms of such transactions are on fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than obtainable in an arm’s length transaction with a Person that is not an Affiliate, and (xi) the provision of insurance by a Permitted Captive Insurance Subsidiary to a Credit Party in the ordinary course of business.

5.8          Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. Incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting or restricting the ability of (a) any Credit Party to make Restricted Payments to, or investments in, or repay Indebtedness of, or otherwise sell property to, any Credit Party or (b) any Credit Party to incur or suffer to exist any Lien upon any property of any Credit Party, whether now owned or hereafter acquired, securing any of its Obligations (including any such limitation or restriction in the form of any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (w) pursuant to customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered in the ordinary course of business that are not prohibited by this Agreement (provided that such restrictions are limited to the property or assets subject to such leases, licenses, or agreements), (x) pursuant to the Loan Documents, (y) pursuant to the Revolving Loan Documents and (z) limitations on Liens (other than those securing any Obligation) on any property whose acquisition, repair, improvement or construction is financed by Capital Lease Obligations or Purchase Money Indebtedness in reliance upon Section 5.1(b) or (z) set forth in the Contractual Obligations governing such Indebtedness with respect thereto.

5.9          Modification of Certain Documents. Amend, waive, or otherwise modify its charter or by-laws or other Organizational Documents in a manner adverse to the interest of the Agent or Lenders.

5.10        Accounting Changes; Fiscal Year. Change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law applicable to such Credit Party or (b) its Fiscal Year or its method for determining Fiscal Quarters.

5.11        Changes to Name, Locations, Etc.(a) Change (i) its name, Chief Executive Office, registered office, corporate offices from those set forth on Disclosure Schedule (3.2), (ii) its warehouses or other Collateral locations, or location of its records concerning the Collateral from those locations set forth on Disclosure Schedule (3.2), (iii) the type of legal entity that it is, (iv) its organization identification number, if any, issued by its jurisdiction of incorporation or organization or (v) its jurisdiction of incorporation or organization from that set forth on Disclosure

Schedule (3.2) or (b) acquire, lease or use any real estate after the Closing Date without such Person, in each instance, giving thirty (30) days’ prior written notice thereof to Agent and taking all actions deemed necessary or appropriate by Agent to continuously protect and perfect Agent’s Liens upon the Collateral.

5.12        Bank Accounts.(a) Establish any depository or other bank account of any kind with any financial institution (other than the accounts set forth on Disclosure Schedule (3.26) and Excluded Accounts) in each case, without Agent’s prior written consent (except that Agent’s prior written consent shall not be required to establish any such accounts with the Revolving Agent), and then (except in the case of Excluded Accounts) only after such Credit Party has implemented Control Agreements with respect to any such accounts (including, for the avoidance of doubt, any accounts established with Revolving Agent, but excluding any Excluded Accounts) such bank or financial institution and Agent reasonably acceptable to Agent or (b) close or permit to be closed any of the accounts listed on Disclosure Schedule (3.26) (other than Excluded Accounts), in each case without Agent’s prior written consent.

5.13        Margin Regulations. Use all or any portion of the proceeds of any credit extended hereunder to purchase or carry Margin Stock in contravention of Regulation U of the Federal Reserve Board.

5.14        Compliance with ERISA and Canadian Pension Plans. No ERISA Affiliate shall cause or suffer to exist (a) any event that could reasonably be expected to result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, reasonably be expected to result in liabilities in excess of the Threshold Amount.  No Credit Party shall cause or suffer to exist any event that could reasonably be expected to result in the imposition of a Lien with respect to any Plan. No Credit Party nor any Subsidiary thereof shall cause or suffer to exist any event that could reasonably be expected to result in the wind-up of a Canadian Pension Plan that would result in a solvency deficiency in excess of the Threshold Amount. No Credit Party nor any Subsidiary thereof may (i) contribute to or assume an obligation to contribute to any Canadian Pension Plan that contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada), or (ii) acquire an interest in any Person if such Person sponsors, administers, maintains or contributes to or has any liability in respect of any Canadian Pension Plan that contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada), in either case without the prior written consent of the Agent.

5.15        Hazardous Materials. Cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Property owned, leased, subleased or otherwise operated or occupied by any Credit Party that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Credit Party), other than such violations, Environmental Liabilities and effects that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.16        Modifications to Revolving Loan Documents and Subordinated Debt.  (a) Without the prior written consent of the Agent unless expressly permitted pursuant to the terms of the Intercreditor Agreement, permit any changes, amendments or modifications to the Revolving Loan Documents that (i) would be adverse to the Agent or the Lenders, (ii) would result in a material increase in any facility fee or other fee applicable to Indebtedness under the Revolving Loan Agreement, provided that such prohibition shall not apply to customary amendment fees paid in consideration for a modification or amendment of the Revolving Loan Agreement, (iii) modify the prepayment provisions of the Revolving Loan Agreement, or (iv) would modify Section 7.18 of the Revolving Loan Agreement.

(b) Without the prior written consent of the Agent in its sole discretion, permit any changes, amendments or modifications to the Capital Provision Documents that would be adverse to the Agent or the Lenders (it being understood and agreed that any amendment of any kind to the Capital Provision Agreement is hereby deemed to be adverse to the Agent and Lenders and shall require the prior written consent of the Agent).  The Borrower shall notify Agent promptly after the termination, if any, of the Capital Provision Agreement and Borrower shall promptly terminate (and make filings evidencing the termination of), and/or use commercially reasonable efforts to cause the Capital Providers to terminate (and make filings to evidence the termination of), any Liens that the Capital Providers may have had on the assets of the Borrower, including without limitation the termination of all UCC financing statements made by the Capital Providers in connection with the Capital Provision Agreement, to the extent that Holdings no longer has any obligations under the Capital Provision Agreement.

5.17        Inactive Subsidiaries.  Notwithstanding anything to the contrary contained herein, allow any Inactive Subsidiary to (i) engage in any business activities or conduct any operations, other than maintaining its corporate existence pending its dissolution pursuant to Section 5.4 hereof, (ii) own any material assets, (iii) have any Subsidiaries or (iv) have or incur any liabilities (other than (A) those existing as of the Closing Date, and (B) any contingent liability arising under this Agreement, any of the other Loan Documents or any of the Revolving Loan Documents), without first obtaining Agent's prior written consent.

5.18        Compliance with Anti-Terrorism Laws.

(a)          Directly or indirectly, in connection with the Loans, knowingly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)          Directly or indirectly, in connection with the Loans, knowingly cause or permit any of the funds of such Credit Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Anti-Terrorism Law.

(c)          Reserved.

(d)          Deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Credit Parties’ compliance with this Section 5.18.

5.19        Sale-Leasebacks.  Permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.20        Leases.  Enter as lessee into any lease arrangement for real or personal property if after giving effect thereto, aggregate annual rental payments for all leased property of the Credit Parties in any Fiscal Year would exceed $1,335,000.

5.21        Captive Insurance Subsidiaries.  Form any Captive Insurance Subsidiary unless such Person is approved by the Agent in writing in advance as a Permitted Captive Insurance Subsidiary.  If the Borrower desires to request that a Captive Insurance Subsidiary be approved as a Permitted Captive Insurance Subsidiary, then the Borrower shall notify the Agent at least 30 Business Days (or such shorter period as Agent may agree in its sole discretion) in advance of the date on which such Person is requested to constitute a Permitted Captive Insurance Subsidiary under this Agreement, shall provide the Agent with a summary of all material information regarding such proposed Captive Insurance Subsidiary and its proposed activities and any other detail reasonably requested by Agent in connection therewith. The Agent shall review the request and use commercially reasonable efforts to either approve or reject, on or prior to the date that is 30 Business Days after it has received the request from the Borrower, that the proposed Captive Insurance Subsidiary be deemed to constitute a Permitted Captive Insurance Subsidiary under this Agreement; provided, that if the Agent has not made such a determination by the date that is 30 Business Days after receipt of the request from Borrower, then Agent is deemed to have rejected such request by Borrower.  If Agent approves the request from Borrower to treat a Captive Insurance Subsidiary as a Permitted Captive Insurance Subsidiary, then such Person shall be treated as a Permitted Captive Insurance Subsidiary on the date, and pursuant to the other terms, set forth in a notice delivered by the Agent to the Borrower at such time.

5.22        Payments under the Revolving Loan Agreement.  At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or Indebtedness under the Revolving Loan Documents, provided, however, that (a) the Credit Parties may make payments of interest on and principal of the Advances in accordance with the terms of the Revolving Loan Agreement, (b) the Credit Parties may make Mandatory Prepayments (as such term is defined in the Revolving Loan Agreement) of principal on the Advances in accordance with the terms of the Revolving Loan Agreement, and (c) the Credit Parties may make payments of fees, expenses, indemnities or other obligations when due and payable in accordance with the terms of the Revolving Loan Documents.

6.            SECURITY INTEREST

6.1          Grant of Security Interest.

(a)          As collateral security for the prompt and complete payment and performance of the Obligations, each of Borrower and each other Credit Party (in each case, that is not a Canadian Credit Party) executing this Agreement, or from time to time party hereto, hereby grants to Agent for the benefit of the Lenders a security interest in and Lien upon all of its rights, title and interests in and to its property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title, or interest, including all of the following property in which it now has or at any time in the future may acquire any right, title or interest:

(i)           all Accounts;

(ii)          all deposit accounts;

(iii)         all other bank accounts and all funds on deposit therein; all money, cash and cash equivalents;

(iv)         all investment property;

(v)          all Stock and all Distributions in respect thereof;

(vi)         all goods (including, without limitation, inventory, equipment, and fixtures);

(vii)        all chattel paper, documents, documents of title and instruments;

(viii)       all Books and Records;

(ix)         all general intangibles (including, without limitation, all Intellectual Property, Intellectual Property applications, contract rights, choses in action, payment intangibles, licenses, Permits, and software, and all rights and interests under any key man life insurance policies);

(x)          all letter-of-credit rights;

(xi)         all commercial tort claims, including those listed on Disclosure Schedule (6.5);

(xii)        all property, including all property of every description, in custody or in transit for any purpose, including safekeeping, collection or pledge, for the account of Borrower or any Credit Party or to which Borrower or any Credit Party may have any right or power, including but not limited to cash;

(xiii)       all other goods (including but not limited to fixtures) and personal property, whether tangible or intangible and wherever located;

(xiv)       all supporting obligations and consents and agreements of any kind or nature that are material to the operation, management, maintenance and conduct of any Credit Party;

(xv)        all Material Real Property of every kind and nature, including leases; and

(xvi)       to the extent not otherwise included, all Proceeds, tort claims, insurance claims and other rights to payment not otherwise included in the foregoing and products of all and any of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing (all of the foregoing, collectively, the “Collateral”).

Notwithstanding anything to the contrary contained herein, the term Collateral shall not include any Excluded Assets; provided, that if and when any property shall cease to be Excluded Assets, such property shall automatically be deemed to constitute Collateral and a security interest in such property automatically shall be deemed granted therein. The Grantors shall from time to time, promptly after reasonable request by the Agent, give written notice to the Agent identifying in reasonable detail the Excluded Assets (and stating in such notice that such assets fulfill the criteria to constitute Excluded Assets under the definition thereof) and shall provide to the Agent such other information regarding the Excluded Assets as the Agent may reasonably request.

(b)          Borrower, Agent, each Lender and each other Grantor (in each case, other than Canadian Credit Parties) agrees that this Agreement creates, and is intended to create, valid and continuing Liens upon the Collateral in favor of Agent for the benefit of the Lenders.  Each Grantor that is not a Canadian Credit Party represents, warrants and covenants to Agent and each Lender that: (i) such Grantor has, and shall have, rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien pursuant to this Agreement, free and clear of any and all Liens or claims of others, other than Permitted Liens; (ii) the security interests granted pursuant to this Agreement, upon completion of the filings and other actions listed on Disclosure Schedule (6.1) (which, in the case of all filings and other documents referred to in said Schedule, have been delivered to the Agent in duly executed form to the extent applicable) and the filing of UCC-1 financing statements with respect to the Collateral, will constitute valid perfected security interests in all of the Collateral in favor of Agent for the benefit of the Lenders as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and purchasers from any Grantor and such security interests are prior to all other Liens on the Collateral in existence on the date hereof except for (x) to the extent specified in the Intercreditor Agreement, the Liens on the Collateral in favor of Revolving Loan Agent, and (y) Permitted Liens that have priority by operation of law (including any Permitted Lien that is a Purchase Money Lien that satisfies the requirements under the Code and/or other applicable law to take priority over the previously perfected Lien on all assets of a debtor); and (iii) no effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens.  Each Grantor promises to defend the right, title and interest of Agent in and to the Collateral against the claims and demands of all Persons.

(c)          Each Credit Party that is not a Canadian Credit Party confirms that value has been given by the Agent to each such Credit Party, that such Credit Party has rights in the Collateral (other than after-acquired property) and that such Credit Party and the Agent have not agreed to postpone the time for attachment of the security interests created by this Agreement to any of the Collateral.  The security interests created by this Agreement are intended to attach to: (i) existing Collateral when each Credit Party executes this Agreement, and (ii) Collateral subsequently acquired by each Credit Party immediately upon each such Credit Party acquiring any rights in such Collateral.

6.2          Agent’s Rights. Each Grantor, with respect to each property where any Collateral is located that is owned, leased or controlled by any Grantor, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times):  (i) provide access to such property to Agent and any of its officers, employees and agents, as frequently as Agent determines to be appropriate, (ii) permit Agent to inspect, review, evaluate and make physical verifications and appraisals of the Collateral in any manner and through any medium that Agent considers advisable, and each Grantor agrees to render to Agent, at such Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto, and (iii) permit Agent to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of such Grantor’s Books and Records; provided, that so long as no Event of Default is continuing, Borrower shall not be obligated to pay the expenses of more than three (3) such inspections or visits during each Fiscal Year of the Borrower.  Each Lender may, with the consent of Agent, which shall not be unreasonably withheld, accompany Agent on any such visit or inspection and such Grantor will be obligated to pay the expenses incurred by any such Lender to the extent required under Section 10.2.

6.3          Agent’s Appointment as Attorney-in-fact. On the Closing Date, each Grantor shall execute and deliver a Power of Attorney in the form attached as Exhibit D. The power of attorney granted pursuant to the Power of Attorney and all powers granted under any Loan Document are powers coupled with an interest and shall be irrevocable until the Termination Date.  The powers conferred on Agent under each Power of Attorney are solely to protect Agent’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers.  Agent agrees not to exercise any power or authority granted under the Power of Attorney unless an Event of Default has occurred and is continuing.  Each Grantor also hereby (i) authorizes Agent to file any financing statements, financing change statement, continuation statements or amendments thereto that (x) cover the Collateral, and (y) contain any other information required by Part 5 of Article 9 of the Code and the comparable provisions of the PPSA for the sufficiency or filing office acceptance of any such financing statement, financing change statement, continuation statement or amendment and (ii) ratifies its authorization for Agent to have filed any such financing statements, if filed prior to the date hereof.  Each Grantor acknowledges that, until the Obligations have been repaid in full, it is not authorized to file any financing statement or amendment or termination statement with respect to any such financing statement without the prior written consent of Agent and agrees that it will not do so without the prior written consent of Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the Code.

6.4          Grant of License to Use Intellectual Property Collateral. Solely for the purpose of enabling Agent to exercise rights and remedies under Section 7.2 hereof for the benefit of the Lenders (including, without limiting the terms of Section 7.2 hereof, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of Collateral) upon the occurrence and during the continuation of an Event of Default, each Grantor hereby grants to Agent an irrevocable, non-exclusive license (exercisable upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to such Grantor) to use, transfer, license or sublicense any Intellectual Property relating to any of the Collateral now owned, licensed to, or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, that such license will terminate on the Termination Date.

6.5          Commercial Tort Claims. As of the Closing Date, each Credit Party hereby represents and warrants that it holds no commercial tort claims other than those listed on Disclosure Schedule (6.5).  If any Credit Party shall at any time hold or acquire a commercial tort claim, such Credit Party shall immediately notify Agent in writing signed by such Credit Party of the brief details thereof, supplement Disclosure Schedule (6.5) with such details and grant to Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.  The requirement in the preceding sentence shall not apply to the extent that the amount of such commercial tort claim, together with the amount of all other commercial tort claims held by any Credit Party in which Agent does not have a security interest, does not exceed $100,000 individually or $200,000 in the aggregate for all Credit Parties.

6.6          Duties of Agent.  Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as Agent deals with similar property for its own account.  The powers conferred on Agent hereunder are solely to protect Agent’s interest in the Collateral and shall not impose any duty upon Agent to exercise any such powers.  Agent shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither it nor any of its Related Persons shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  In addition, Agent shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by Agent in good faith.

7.            EVENTS OF DEFAULT: RIGHTS AND REMEDIES

7.1          Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder which shall be deemed to be continuing until waived in writing by Agent in accordance with Section 9.3 or cured in accordance with the terms and conditions of this Agreement:

(a)          Any Credit Party shall fail to pay (i) the principal in respect of the Loan when due and payable or declared due and payable in accordance with the terms hereof, or (ii) interest in respect of the Loan or any other Obligations within three (3) days after any such other Obligation becomes due and payable in accordance with the terms hereof or any other Loan Document; or

(b)          any representation or warranty in this Agreement or any other Loan Document, or in any written statement pursuant hereto or thereto, or in any written report, financial statement or certificate made or delivered to Agent by Borrower or any other Credit Party shall be untrue or incorrect in any material respect as of the date when made or deemed made, regardless of whether such breach involves a representation or warranty with respect to a Credit Party that has not signed this Agreement; or

(c)          Borrower or any other Credit Party shall fail or neglect to perform, keep or observe any of the covenants, agreements, requirements, or other terms or provisions to be performed, kept or observed by Borrower or such other Credit Party contained in (i) Section 3.1(a)(i)(A) (with respect to such Person’s legal existence), Section 3.16, Section 3.22, Section 3.23, Section 3.26(c), Section 3.31, Section 3.36, Section 4.1(a), (b). (c), (d) or (j), Section 4.2, Section 4.3, each subsection of Section 5, and each subsection of Section 6 of this Agreement, or the SBA Side Letter, or (ii) Section 3.21 or any other provision of Section 4.1 (other than referred to under the preceding clause (i)) and such failure or neglect shall continue unremedied for a period of three (3) Business Days; or

(d)          Borrower or any other Credit Party shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements, requirements, or other terms or provisions to be performed, kept or observed by Borrower or such other Credit Party contained in Section 3.26 (other than Section 3.26(c)) or Section 3.28 of this Agreement, and such failure or neglect shall continue unremedied for a period of three (3) Business Days; or

(e)          Borrower or any other Credit Party shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements, requirements, or other terms or provisions to be performed, kept or observed by Borrower or such other Credit Party contained in this Agreement or any of the other Loan Documents (other than as specified in paragraphs (a) through (d) above), and such failure or neglect shall continue unremedied for a period of thirty (30) days after the earlier of (i) a Responsible Officer of a Credit Party having knowledge thereof, or (ii) written notice is delivered to the Borrower or such Credit Party by the Agent or any Lender; or

(f)           an event of default shall occur under any Contractual Obligation of the Borrower or any other Credit Party (other than this Agreement, the other Loan Documents and the Revolving Loan Documents), and such event of default (i) involves the failure to make any payment (whether or not such payment is blocked pursuant to the terms of an intercreditor agreement or otherwise), whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto, in respect of any Indebtedness (other than the Obligations and the Indebtedness under the Revolving Loan Documents) of such Person in an aggregate original principal amount exceeding the Threshold Amount, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof, in an aggregate original principal amount exceeding the Threshold Amount become due prior to its stated maturity or prior to its regularly scheduled date of payment; or

(g)          there shall be commenced against the Borrower or any other Credit Party any Litigation seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that remains unstayed, undismissed or unbonded for sixty (60) consecutive days; or

(h)          a case or proceeding shall have been commenced involuntarily against Borrower or any other Credit Party in a court having competent jurisdiction seeking a decree or order: (i) under any Debtor Relief Law, and seeking either (x) the appointment of a custodian, receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, monitor or sequestrator (or similar official) for such Person or of any substantial part of its properties, or (y) the reorganization or winding up or liquidation of the affairs of any such Person, and such case or proceeding shall remain undismissed, unstayed or unbonded for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or (ii) invalidating or denying any such Person’s right, power, or competence to enter into or perform any of its obligations under any Loan Document or invalidating or denying the validity or enforceability of this Agreement or any other Loan Document or any action taken hereunder or thereunder; or

(i)           Borrower or any other Credit Party shall (i) commence any case, proceeding or other action under any Debtor Relief Law, seeking to have an order for relief entered with respect to it or seeking appointment of a custodian, receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, monitor or sequestrator (or similar official) for it or any substantial part of its properties, (ii) make a general assignment for the benefit of creditors, (iii) consent to or take any action in furtherance of, or, indicating its consent to, approval of, or acquiescence in, any of the acts set forth in paragraph (h) of this Section 7.1 or clauses (i) and (ii) of this paragraph (i), or (iv) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due; or

(j)           a final judgment or judgments for the payment of money in excess of the Threshold Amount in the aggregate shall be rendered against Borrower or any other Credit Party, unless the same shall be (i) fully covered by insurance and the issuer(s) of the applicable policies have not disclaimed coverage, or (ii) vacated, stayed, bonded, paid or discharged within a period of sixty (60) consecutive  days from the date of such judgment; or

(k)          any material provision of any Loan Document shall for any reason (other than upon satisfaction in full of the Obligations), cease to be valid, binding and enforceable in accordance with its terms, or any Lien granted, or intended by the Loan Documents to be granted, to Agent for the benefit of the Lenders shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in the Loan Documents, including the Intercreditor Agreement), except to the extent that any such loss of perfection or priority results from the failure of the Agent (which failure is not due to any omission or action by Credit Parties) to maintain possession of certificates actually received representing securities pledged hereunder or under the Pledge Agreement or to file Code continuation statements in the applicable jurisdictions; or

(l)           a Change of Control shall have occurred; or

(m)         an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are then continuing, could reasonably be expected to have Material Adverse Effect; or

(n)          [reserved]; or

(o)          an event of default shall occur and be continuing beyond any applicable grace or notice period, under any other Loan Document; or

(p)          if the obligation of any Guarantor under its Guarantee or under any of the other Loan Documents is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement, its Guarantee or such other Loan Documents); or

(q)          an “Event of Default” as defined in the Revolving Loan Agreement occurs, which shall not have been cured within any applicable grace period or waived, or if any Person (other than Agent or any Lender)

party to the Intercreditor Agreement breaches or violates in any material respect, or attempts to terminate or challenge the validity of, such Intercreditor Agreement.

7.2          Remedies.

(a)          If any Default shall have occurred and be continuing, then each Lender may suspend its commitment hereunder to make the Term Loan.  In addition, if any Event of Default shall have occurred and be continuing, Agent may take any one or more of the following actions: (i) by notice to Borrower declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable; or (ii) exercise any rights and remedies provided to Agent for the benefit of the Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code and the PPSA; provided, that upon the occurrence of any Event of Default specified in clause (i) of either Sections 7.1(h) or (i), the Obligations shall become immediately due and payable (and any obligation of the Lenders to make the Loan, if not previously terminated, shall immediately be terminated) without declaration, notice or demand by Agent.

(b)          Without limiting the generality of the foregoing, each Grantor expressly agrees that upon the occurrence and during the continuance of any Event of Default, Agent may collect, receive, assemble, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  Agent shall have the right upon any such public sale, to the extent permitted by applicable law, to purchase for the benefit of the Lenders the whole or any part of said Collateral so sold, free of any right of equity of redemption, which right each Grantor hereby releases.  Such sales may be adjourned, or continued from time to time with or without notice.  Agent shall have the right to conduct such sales on any Grantor’s premises or elsewhere and shall have the right to use any Grantor’s premises without rent or other charge for such sales or other action with respect to the Collateral for such time as Agent deems necessary or advisable.

(c)          Upon the occurrence and during the continuance of an Event of Default and at Agent’s request, Borrower and each other Grantor further agrees, to assemble the Collateral and make it available to Agent at places that Agent shall reasonably select, whether at its premises or elsewhere.   During the continuance of an Event of Default, until Agent is able to effect a sale, lease, or other disposition of the Collateral, Agent shall have the right to complete, assemble, use or operate the Collateral or any part thereof, to the extent that Agent deems appropriate, for the purpose of preserving such Collateral or its value or for any other purpose. Agent shall have no obligation to any Grantor to maintain or preserve the rights of any Grantor as against third parties with respect to any Collateral while such Collateral is in the possession of Agent.  During the continuance of an Event of Default, Agent may, if it so elects, seek the appointment of a receiver, interim receiver, or keeper to take possession of any Collateral and to enforce any of Agent’s or the Lenders’ remedies with respect thereto without prior notice or hearing.  To the maximum extent permitted by applicable law, Borrower and each other Grantor waives all claims, damages, and demands against Agent, each Lender, their Affiliates, agents, and the officers and employees of any of them arising out of the repossession, retention or sale of any Collateral except such as are determined in a final judgment by a court of competent jurisdiction to have arisen solely out of the gross negligence, willful misconduct or bad faith of such Person.  Borrower and each other Grantor agrees that ten (10) Business Days’ prior notice by Agent to such Grantor of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters.  Borrower and each other Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Agent and each Lender are entitled.

(d)          Agent’s and each Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent and each Lender may have under any Loan Document or at applicable law or in equity.  Recourse to the Collateral shall not be required. All provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited, to the extent necessary, so that they do not render this Agreement invalid or unenforceable, in whole or in part.

7.3          Waivers by Credit Parties.Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, Borrower and each other Credit Party executing this Agreement waives:  (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents; (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing Agent or any Lender to exercise any of their remedies; and (c) the benefit of all valuation, appraisal and exemption laws.  Borrower and each other Credit Party executing this Agreement acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Loan Documents and the transactions evidenced hereby and thereby.

7.4          Proceeds. The Proceeds of any sale, disposition or other realization upon any Collateral during the continuance of an Event of Default shall be applied by Agent upon receipt to the Obligations in such order as Agent may deem advisable in its sole discretion and after the indefeasible payment and satisfaction in full in cash of all of the Obligations, and after the payment by Agent of any other amount required by any applicable provision of law, including Sections 9-608(a)(1) and 9-615(a)(3) of the Code and the comparable provisions of the PPSA (but only after Agent has received what Agent considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to the applicable Grantor or its representatives or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.  In the event that any such Proceeds are insufficient to pay the Obligations in full, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

8.            SUCCESSORS AND ASSIGNS

(a)          Each Loan Document shall be binding on and shall inure to the benefit of Borrower and each other Credit Party executing such Loan Document, Agent, each Lender, and their respective successors and assigns, except as otherwise provided herein or therein.  If more than one party signs this instrument as Borrower, then the term “Borrower” as used herein shall mean all of such parties, jointly and severally.  Except as expressly permitted under Section 5.3, neither Borrower nor any other Credit Party may assign, transfer, hypothecate, delegate or otherwise convey its rights, benefits, obligations or duties under any Loan Document without the prior express written consent of Agent.  Any such purported conveyance by Borrower or such Credit Party without the prior express written consent of Agent shall be void.  There shall be no third party beneficiaries of any of the terms and provisions of any of the Loan Documents.  Each Lender reserves the right at any time to create and sell participations in the Loan and the Loan Documents to any other Person (a “Participant”) and to sell, transfer or assign any or all of its rights in the Loan and under the Loan Documents to one or more Persons (other than any Affiliate of the Credit Parties) (an “Assignee”), in each case, subject to the terms and conditions of this Section 8.  Any such sale, transfer or assignment shall be effected by a written assignment agreement substantially in the form of Exhibit I attached hereto (an “Assignment Agreement”) delivered by such Assignee Agent and such Assignee shall pay to Agent an assignment fee in the amount of $3,500, which shall be paid to the Agent on the effective date of each such Assignment Agreement.  Agent shall, acting solely for this purpose as an agent of Borrower, maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender and the principal amount of the Term Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  Any assignment of the Term Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. Any assignment or transfer of all or part of the Term Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of such Note evidencing the Loan, accompanied by a duly executed Assignment Agreement or transfer; thereupon a new Note in the same aggregate principal amount shall be issued to the designated Assignee, and the old Note shall be returned to Borrower marked “canceled.”  The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.  Each Lender that sells a participation agrees that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, each Credit Party, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under their Agreement and the other Loan Documents.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 1.7, subject to the requirements and limitations therein, including the requirements under Section 8(b) (it being understood that the documentation required under Section 8(b) shall be delivered to the participating Lender), to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Participant shall not be entitled to receive any greater payment under Section 1.7 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in applicable law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(b)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (i), (ii) and (iv) of this Section 8(b)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower:

(i)           any Lender that is a U.S. Person shall deliver to Borrower and Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)          any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(A)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)         executed copies of IRS Form W-8ECI;

(C)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(D)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(iv)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

9.            AGENT

9.1          Appointment and Duties.

(a)          Appointment of Agent.  Each Lender hereby appoints EICF AGENT LLC (together with any successor Agent pursuant to Section 9.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)          Duties as Collateral and Disbursing Agent.  Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 7.1(h) or (i) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Lenders with respect to any Obligation in any proceeding described in Section 7.1(h) or (i) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for each Lender for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)          Limited Duties.  Under the Loan Documents, Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

9.2          Binding Effect.Each Lender agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

9.3          Use of Discretion.

(a)          No Action without Instructions.  Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)          Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders against all costs, expenses, claims, actions or liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

9.4          Delegation of Rights and Duties.Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender).  Any such Person shall benefit from this Section 9 to the extent provided by Agent.

9.5          Reliance and Liability.

(a)          Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 8(a), (ii) rely on the Register to the extent set forth in Section 8(a), (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)          None of Agent and its Related Persons shall be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with any Loan Document (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1(b)) or (y) in the absence of its own gross negligence or willful misconduct, and each Lender hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, Agent:

(i)           shall not be responsible or otherwise incur liability to any Lender for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii)          shall not be responsible to any Lender for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)         makes no warranty or representation, and shall not be responsible, to any Lender for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv)         shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender hereby waives and agrees not to assert any right, claim or cause of action it might have against Agent based thereon.

9.6          Agent Individually.Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor.  To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.

9.7          Protective Advances.Agent is hereby authorized by the Credit Parties and Lenders, at any time in Agent’s and Co-Lead Arranger’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in this Agreement to the making of any Term Loan have not been satisfied, or (iii) any other contrary provision of this Agreement, to make advances to Borrower on behalf of the Lenders in an amount not exceeding 10% of the aggregate principal amount of the Term Loans then outstanding, which advances Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Obligations, or (C) to pay any other amount chargeable to the Credit Parties pursuant to the terms of this Agreement (“Protective Advances”).  Protective Advances shall be deemed to be Term Loans under this Agreement and entitled to all of the rights and benefits applicable to Term Loans hereunder; provided, that, notwithstanding anything to the contrary in this Agreement, any Protective Advances may cause the total principal amount of the Term Loans to equal up to 110% of the sum of (x) the total principal amount of the Closing Date Term Loan Commitment (as in effect immediately prior to funding the Closing Date Term Loans) and (y) the total principal amount of the Delayed Draw Term Loan Commitments as in effect on the Closing Date.  The Lenders shall be obligated to fund Protective Advances upon request by Agent (made with the consent of Agent and Co-Lead Arranger) and reimburse and/or otherwise effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Protective Advance Percentages.  To the extent any Protective Advances are not actually funded by the other Lenders as provided for herein, any such Protective Advances funded by Agent shall be deemed to be Protective Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender with respect to such Protective Advances.

9.8          Expenses; Indemnities.

(a)          Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand for such Lender’s pro rata share with respect to the Loan of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)          Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), from and against such Lender’s aggregate pro rata share with respect to the Loan of the costs, expenses, claims and liabilities (including (i) any Indemnified Taxes attributable to such Lender, but only to the extent that the Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so, (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8(a) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)

9.9          Resignation of Agent.

(a)          Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective.  If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent.  If, within thirty (30) days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld, conditioned or delayed, but shall not be required during the continuance of an Event of  Default under Section 7.1(a), (h) or (i).

(b)          Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 9.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

9.10        Release of Collateral.Each Lender hereby consents to the release and hereby directs Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by Agent for the benefit of the Lenders against (i) any Collateral that is sold by a Credit Party in an Asset Sale , lease, transfer or other disposition permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien permitted hereunder to secure Purchase Money Obligations, (iii) any Collateral to the extent that Agent is required to release such Lien pursuant to the terms of the Intercreditor Agreement in connection with the exercise by the Revolving Agent of rights and remedies against the Collateral,(iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations pursuant to a transaction permitted by Section 5.3, and (v) all of the Collateral and all Credit Parties, upon the Termination Date.  Each Lender hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the Liens when and as directed in this Section 9.10.

10.          MISCELLANEOUS

10.1        Complete Agreement; Modification of Agreement.

(a)          This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied).  Borrower and each other Credit Party executing this Agreement or any other Loan Document shall have all duties and obligations under this Agreement and such other Loan Documents from the date of its execution and delivery, regardless of whether the Loan has been funded at that time.

(b)          No amendment or waiver of any provision of any Loan Document and no consent to any departure by any Credit Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Lenders or extending an existing Lien over additional property, by Agent and Borrower and any other Credit Party which is a party to such agreement, (2) in the case of any other waiver or consent, by the Required Lenders (or by Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by Agent with the consent of the Required Lenders) and Borrower and any other Credit Party which is a party to such agreement; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall, unless in writing and signed by each Lender directly affected thereby (or by Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

(i)           waive any condition specified in Section 2.1, except any condition referring to any other provision of any Loan Document;

(ii)          increase the Closing Date Term Loan Commitment or Delayed Draw Term Loan Commitment of such Lender or subject such Lender to any additional material obligation;

(iii)         reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of Borrower to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender, or (B) any Fee or accrued interest payable to such Lender;

(iv)         waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Term Loan or Fee owing to such Lender or for the reduction of such Lender’s Closing Date Term Loan Commitment or Delayed Draw Term Loan Commitment; provided, however, that this clause (iv) does not apply to any change to Mandatory Prepayments, including those required under Section 1.2, or to the application of any payment, including as set forth in Section 1.8;

(v)          except as provided in Section 9.10, release all or substantially all of the Collateral or any Guarantor from its guarantee of any Obligation of Borrower;

(vi)         reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the term “Required Lenders”;

(vii)        amend Section 10.14 or this Section 10.1;

(viii)       enter into, amend or otherwise modify, any agreement or arrangement with another Person, the effect of which entering into, amendment or modification is to either (A) subordinate the payment of the Obligations to the payment of any indebtedness, liabilities or other obligations held by any other Person, or (B) subordinate the Lien securing the Obligations to any Lien held by any other Person as security for any indebtedness, liabilities or other obligations held by any other Person; provided, however, that this clause (viii) shall not apply to any payment subordination or Lien subordination effected in connection with the making of Protective Advances under this Agreement, that are approved by both Agent and Co-Lead Arranger, in an amount not exceeding 10% of the aggregate principal amount of the Term Loans then outstanding;

and provided, further, that (x)(A) any waiver of any payment applied pursuant to Section 1.8 to, and any modification of the application of any such payment to the Term Loan shall require the consent of the Required Lenders, and (B) any change to the definition of the term “Required Lenders” shall require the consent of the Required Lenders, (y) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, Agent (or otherwise modify any provision of Section 9 or the application thereof) unless in writing and signed by Agent in addition to any signature otherwise required and (z) the consent of Borrower shall not be required to change any order of priority set forth in Section 1.8.

(c)          Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party shall entitle any Credit Party to any notice or demand in the same, similar or other circumstances.  No failure on the part of any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

10.2        Expenses.  Borrower agrees to pay or reimburse Agent and CION (but not any Assignee or Participants) for all costs and expenses (including the fees and expenses of all counsel retained in connection therewith), incurred in connection with:  (a) the preparation, negotiation, execution, delivery, performance and enforcement of the Loan Documents and the preservation of any rights thereunder, provided, that in the case of legal expenses incurred in connection with the initial documentation and negotiation of the Loan Documents being delivered on the Closing Date, Agent and CION shall be limited to (x) one counsel for Agent and CION taken together (except (i) in the case where one or more discrete legal issues arise during the course of the documentation process for which CION reasonably finds it desirable to obtain its separate legal counsel, and/or (ii) where a conflict of interest arises between Agent and CION, in each of which cases Borrower shall be obligated to pay or reimburse the reasonable legal fees of CION in addition to those of Agent), (y) to the extent reasonably necessary, one local counsel in each relevant jurisdiction, and (z) such regulatory or other specialist counsel (which shall include SBA counsel to EICF) as reasonably necessary in connection with the Transactions; (b) collection, including deficiency collections; (c) any amendment, waiver or other modification with respect to any Loan Document or advice in connection with the administration of the Loan or the rights thereunder; and (d) any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of Agent, any Lender, Borrower or any other Person), and an appeal or review thereof, in any way relating to the Collateral, any Loan Document, or any action taken or any other agreements to be executed or delivered in connection therewith, whether as a party, witness or otherwise, provided however, that upon the occurrence and during the continuation of an Event of Default, Borrower agrees to pay or reimburse Agent and CION (but not any Assignee or Participants) for all additional costs and expenses (including the reasonable fees and expenses of all counsel, advisors, consultants and auditors retained in connection therewith), incurred in connection with any effort (i) to monitor the Loan, (ii) to evaluate, observe or assess Borrower or any other Credit Party or the affairs of such Person, and (iii) to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral.

10.3        No Waiver.   Neither Agent’s failure, at any time, to require strict performance by Borrower or any other Credit Party of any provision of any Loan Document, nor Agent’s or any Lender’s failure to exercise, nor any delay in exercising, any right, power or privilege hereunder, shall operate as a waiver thereof or waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege.  Any suspension or waiver of a Default or other provision under the Loan Documents shall not suspend, waive or affect any other Default or other provision under any Loan Document, and shall not be construed as a bar to any right or remedy that Agent or any Lender would otherwise have had on any future occasion.  None of the undertakings, indemnities, agreements, warranties, covenants and representations of Borrower or any other Credit Party to Agent or any Lender contained in any Loan Document and no Default by Borrower or any other Credit Party under any Loan Document shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer or other authorized employee of Agent or the Lenders, as applicable, and directed to Borrower, specifying such suspension or waiver (and then such waiver shall be effective only to the extent therein expressly set forth), and neither Agent nor any Lender shall, by any act (other than execution of a formal written waiver), delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder.

10.4        Severability; Section Titles.Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of any Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document.  Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under the Loan Documents shall in any way affect or impair the Obligations, duties, covenants, representations and warranties, indemnities, and liabilities of Borrower or any other Credit Party or the rights of Agent or any Lender relating to any unpaid Obligation, (due or not due, liquidated, contingent or unliquidated), or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is not required until after the Maturity Date, all of which shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that all indemnity obligations of the Credit Parties under the Loan Documents shall survive the Termination Date.  The Section titles contained in any Loan Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between parties hereto.

10.5        Authorized Signature.Until Agent shall be notified in writing by Borrower or any other Credit Party to the contrary, the signature upon any document or instrument delivered pursuant hereto and believed by Agent or any of Agent’s officers, agents, or employees to be that of an officer of Borrower or such other Credit Party shall bind Borrower and such other Credit Party and be deemed to be the act of Borrower or such other Credit Party affixed pursuant to and in accordance with resolutions duly adopted by Borrower’s or such other Credit Party’s Board of Directors, and Agent shall be entitled to assume the authority of each signature and authority of the Person whose signature it is or appears to be unless the Person acting in reliance thereon shall have actual knowledge to the contrary.

10.6        NoticesExcept as otherwise provided herein, whenever any notice, demand, request or other communication shall or may be given to or served upon any party by any other party, or whenever any party desires to give or serve upon any other party any communication with respect to this Agreement or any other Loan Document, each communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 10.6), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when hand-delivered, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Schedule C or to such other address (or facsimile number) as may be substituted by notice given as herein provided.  Failure or delay in delivering copies of any such communication to any Person (other than Borrower, any other Credit Party, Agent or any Lender) designated in Schedule C to receive copies shall in no way adversely affect the effectiveness of such communication.

10.7        Counterparts.Any Loan Document may be authenticated in any number of separate counterparts by any one or more of the parties thereto, and all of said counterparts taken together shall constitute one and the same instrument.  Any Loan Document may be authenticated by manual signature, facsimile or, if approved in writing by Agent, electronic means, all of which shall be equally valid. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be.

10.8        Time of the Essence.Time is of the essence for performance of the Obligations under the Loan Documents.

10.9        GOVERNING LAW.THE LOAN DOCUMENTS AND THE OBLIGATIONS ARISING UNDER THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATION LAWS OF NEW YORK.

10.10      SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)          BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND SUCH CREDIT PARTY AND ANY LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT THE LENDERS, BORROWER AND EACH CREDIT PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH LENDER. BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH NEW YORK JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH NEW YORK COURT, AND BORROWER AND SUCH CREDIT PARTY HEREBY WAIVE ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH NEW YORK COURTS.  BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER OR SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN SCHEDULE C OF THIS AGREEMENT OR SUCH OTHER ADDRESS AS MAY BE SUBSTITUTED IN ACCORDANCE WITH SECTION 10.5 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S OR SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.

(b)          THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN ANY LENDER, BORROWER AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

10.11      Press Releases.Neither any Credit Party nor any of its Affiliates will in the future issue any press release or other public disclosure using the name of Energy Impact Credit Fund I LP or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Agent and without the prior written consent of Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with Agent before issuing such press release or other public disclosure.  Notwithstanding anything to the contrary in this Section 10.11, any Credit Party may make such public disclosures referring to Energy Impact Credit Fund I LP or its Affiliates in connection with and with respect to the transactions contemplated by the Loan Documents in connection with all regular and periodic reports (including without limitation any Form 8-Ks) and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority.  The Borrower hereby authorizes Agent and each Lender to make mention of Agent’s and such Lender’s participation in this transaction in its marketing, sales materials, printed media, tombstones or web-based material with Borrower’s prior written consent (which consent will not be unreasonably withheld or delayed).

10.12      Reinstatement.This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment of all or any part of the Obligations is rescinded or must otherwise be returned or restored by Agent or the Lenders upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any other Credit Party, or otherwise, all as though such payments had not been made.

10.13      USA PATRIOT Act Notice and Customer Verification.Each Lender that is subject to the USA PATRIOT Act and the Agent (for itself and not on behalf of such Lender) hereby notify Borrower that pursuant to the “know your customer” regulations and the requirements of the USA PATRIOT Act, they are required to obtain, verify and record information that identifies each Credit Party, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or Agent, as applicable, to verify the identity of each Credit Party.  This information must be delivered to such Lender and Agent no later than five days prior to the Closing Date and thereafter promptly upon request.  This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Agent.

10.14      Sharing of Payments, Etc.If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the Code or the PPSA, as applicable) of Collateral) other than pursuant to Section 1.14 and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

10.15      Intercreditor Agreement.Notwithstanding anything herein to the contrary, the Lien and security interest granted to Agent pursuant to this Agreement and the exercise of any right or remedy by Agent on behalf of the Lenders hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

10.16      Confidentiality Agreements.With respect to any confidentiality agreements between the Parties, notwithstanding any requirements or obligations of Agent to destroy or return documentation or proprietary information related to the Credit Parties, Agent will retain copies of any such documentation or information necessary to comply with the Investment Company Act of 1940 or other applicable laws.

10.17      Effect of Benchmark Transition Event.

(A)         Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders accept such amendment.  No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 10.17 will occur prior to the applicable Benchmark Transition Start Date.

(B)         Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(C)         Notices; Standards for Decisions and Determinations. Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section 10.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 10.17.

(D)         Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Loans under this Agreement will be deemed to have converted into Base Rate Loans during the Benchmark Unavailability Period.

(E)          Certain Defined Terms. As used in this Section 10.17:

(1)          “Base Rate” means a variable rate of interest per annum equal to the highest of (a) two percent (2%), (b) the “Prime Rate” as published by the Wall Street Journal as of such date of determination (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may reasonably select), and (c) the sum of (i) the Federal Funds Rate plus (ii) one-half of one percent (0.50%).

(2)          “Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate.

(3)          “Benchmark Replacement” means for the applicable Benchmark Replacement Date the sum of: (x) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Agent and the Borrower giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a benchmark rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities at such time and (y) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.00% per annum, the Benchmark Replacement will be deemed to be 1.00% per annum for the purposes of this Agreement.

(4)          “Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable interest period, (x) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (y) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining a spread adjustment or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities at such time.

(5)          “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the provisions of the Loan Documents regarding any applicable base rate, interest period, timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the

Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).

(6)          “Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(1)          in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(2)          in the case of clause (3) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

(7)          “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(1)          a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(2)          a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3)          a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

(8)          “Benchmark Transition Start Date” means (x) in the case of a Benchmark Transition Event, the earlier of (1) the applicable Benchmark Replacement Date and (2) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (y) in the case of an Early Opt-in Election, the date specified by Agent or the Required Lenders, as applicable, by notice to the Borrower, Agent (in the case of such notice by the Required Lenders) and the Lenders.

(9)          “Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with this Section 10.17 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to this Section 10.17.

(10)        “Early Opt-in Election” means the occurrence of:

(1)          (x) a determination by Agent or (y) a notification by the Required Lenders to Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 10.17, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2)          (x) the election by Agent, or (y) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to Agent.

(11)        “Federal Funds Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the immediately following Business Day by the Board of Governors of the Federal Reserve System as the Federal Funds Rate or Federal Reserve Statistical Release H.15(519) entitled Selected Interest Rates or any successor publication of the Federal Reserve System reporting the Federal Funds Rate or its equivalent or, if such rate is not published for any Business Day, the average of the quotations for the day of the requested Loan received by Agent from three federal funds brokers of recognized standing selected by Agent.

(12)        “Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified by the Federal Reserve Bank of New York.

(13)        “LIBOR Loans” means at any time that portion of the Loans bearing interest at rates determined by reference to LIBOR.

(14)        “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(15)        “SOFR” with respect to any Business Day means a rate per annum equal to the secured overnight financing rate published for such Business Day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator of the secured overnight financing rate) on the Federal Reserve Bank of New York’s Website at approximately 8:00 a.m., New York City time, on the immediately succeeding Business Day.

(16)        “Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

(17)        “Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

10.18      CION as Co-Lead Arranger. CION shall be a co-lead arranger of the facilities and commitments made available under this Agreement; provided, that this role shall not entitle CION to take any actions in such capacity except with the express prior written consent of Agent.

10.19      Judgment Currency.

(a)          If, for the purpose of (a) obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.19 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.19 being hereinafter in this Section 10.19 referred to as the “Judgment Conversion Date”).

(b)          If, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.19(a) there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party or Credit Parties shall pay or be entitled to receive reimbursement of such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Credit Party under this Section 10.19(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)          The term “rate of exchange” in this Section 10.19 means the rate of exchange at which Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with Agent’s normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.          GUARANTEE

11.1        The Guarantee. The Guarantors that are not Canadian Credit Parties (the “Non-Canadian Guarantors”) hereby jointly and severally guarantee, as a primary obligor and not as a surety to Agent and the Lenders and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code (or under the comparable provisions of any other Debtor Relief Law) after any bankruptcy or insolvency petition is filed under Title 11 of the United States Code whether or not any such interest, fees, costs or charges are allowed in any proceeding thereunder) the Loan made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to Agent and the Lenders by any other Credit Party under any Loan Document (such obligations being herein collectively called the “Guaranteed Obligations”).  The Non-Canadian Guarantors hereby jointly and severally agree that if Borrower or other Non-Canadian Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

11.2        Obligations Unconditional. The obligations of the Non-Canadian Guarantors under Section 11.1 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Non-Canadian Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Non-Canadian Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)          at any time or from time to time, without notice to the Non-Canadian Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)          any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)          any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e)          the release of any other Non-Canadian Guarantor pursuant to Section 11.9.

The Non-Canadian Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Agent or any Lender exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Non-Canadian Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Agent or any Lender upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and Agent or any Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Agent or any Lender, and the obligations and liabilities of the Non-Canadian Guarantors hereunder shall not be conditioned or contingent upon the pursuit by Agent or any Lender or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Non-Canadian Guarantors and the successors and assigns thereof, until payment in full of the Guaranteed Obligations  and shall inure to the benefit of Agent and the Lenders, and their respective successors and permitted assigns.

11.3        Reinstatement. The obligations of the Non-Canadian Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

11.4        Subrogation; Subordination. Each Non-Canadian Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.1, whether by subrogation or otherwise, against Borrower or any other Non-Canadian Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Credit Party permitted pursuant to Section 5.1(d) shall be subordinated to such Credit Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

11.5        Remedies. The Non-Canadian Guarantors jointly and severally agree that, as between the Non-Canadian Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 7.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.2) for purposes of Section 11.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Non-Canadian Guarantors for purposes of Section 11.1.

11.6        Instrument for the Payment of Money. Each Non-Canadian Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Non-Canadian Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

11.7        Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

11.8        General Limitation on Guarantee Obligations. In any action or proceeding involving any applicable corporate, limited partnership or limited liability company law, or any applicable Debtor Relief Law, if the obligations of any Non-Canadian Guarantor under Section 11.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Non-Canadian Guarantor, any Credit Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

11.9        Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Non-Canadian Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.2 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Loan Document and the pledge of such Equity Interests to Agent pursuant to the Loan Documents shall be automatically released, and, so long as Borrower shall have provided Agent such certifications or documents as Agent shall reasonably request, Agent shall take such actions as are necessary to effect each release described in this Section 11.9 in accordance with the relevant provisions of the Loan Documents, so long as Borrower shall have provided Agent such certifications or documents as Agent shall reasonably request in order to demonstrate compliance with this Agreement.

11.10      Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment.  Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.4.  The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

[Remainder of Page Intentionally Left Blank, Next Page is Signature Page]

IN WITNESS WHEREOF, this Term Loan, Guarantee and Security Agreement has been duly executed as of the date first written above.

WILLIAMS INDUSTRIAL SERVICES GROUP INC., as Borrower and Grantor

By:	/s/ Randall R. Lay
Name:	Randall R. Lay
Title:	Chief Financial Officer

WILLIAMS INDUSTRIAL SERVICES GROUP, L.L.C., as Borrower and Grantor

By:	/s/ Randall R. Lay

Name:	Randall R. Lay
Title:	Chief Financial Officer

WILLIAMS INDUSTRIAL SERVICES, LLC, as Borrower and Grantor

By:	/s/ Randall R. Lay

Name:	Randall R. Lay
Title:	Chief Financial Officer

WILLIAMS SPECIALTY SERVICES, LLC, as Borrower and Grantor

By:	/s/ Randall R. Lay

Name:	Randall R. Lay
Title:	Chief Financial Officer

WILLIAMS PLANT SERVICES, LLC, as Borrower and Grantor

By:	/s/ Randall R. Lay

Name:	Randall R. Lay
Title:	Chief Financial Officer

WILLIAMS GLOBAL SERVICES, INC. , as Borrower and Grantor

By:	/s/ Randall R. Lay

Name:	Randall R. Lay
Title:	Chief Financial Officer

SIGNATURE PAGE
TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

CONSTRUCTION & MAINTENANCE PROFESSIONALS, LLC, as Borrower and Grantor

By:	/s/ Randall R. Lay
Name:	Randall R. Lay
Title:	Chief Financial Officer

GLOBAL POWER PROFESSIONAL SERVICES INC., as Guarantor and Grantor

By:	/s/ Randall R. Lay
Name:	Randall R. Lay
Title:	Chief Financial Officer

GPEG, LLC, as Guarantor and Grantor

By:	/s/ Randall R. Lay
Name:	Randall R. Lay
Title:	Chief Financial Officer

STEAM ENTERPRISES LLC, as Guarantor and Grantor

By:	/s/ Randall R. Lay
Name:	Randall R. Lay
Title:	Chief Financial Officer

WISG CANADA LTD., as Guarantor and Grantor

By:	/s/ Randall R. Lay
Name:	Randall R. Lay
Title:	Chief Financial Officer

WISG NUCLEAR LTD., as Guarantor and Grantor

By:	/s/ Randall R. Lay
Name:	Randall R. Lay
Title:	Chief Financial Officer

WISG ELECTRICAL LTD., as Guarantor and Grantor

By:	/s/ Randall R. Lay
Name:	Randall R. Lay
Title:	Chief Financial Officer

SIGNATURE PAGE
TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

EICF AGENT LLC, as Agent for the Lenders

By:	/s/ Harry Giovani
Name:	Harry Giovani
Title:	Authorized Signatory

ENERGY IMPACT CREDIT FUND I LP, as a Lender

By: Energy Impact Credit Fund I GP LLC, its general partner

By:	/s/ Harry Giovani
Name:	Harry Giovani
Title:	Managing Partner

SIGNATURE PAGE
TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

CION INVESTMENT CORPORATION, as a Lender

By:	/s/ Gregg Bresner
Name:	Gregg Bresner
Title:	Chief Investment Officer

SIGNATURE PAGE
TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

MURRAY HILL FUNDING II, LLC, as a Lender

By:	/s/ Keith Franz
Name:	Keith Franz
Title:	CFO

SIGNATURE PAGE
TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

CROWDOUT CAPITAL LLC, as a Lender

By:	/s/ Alexander Schoenbaum
Name:	Alexander Schoenbaum
Title:	CEO

CROWDOUT CREDIT OPPORTUNITIES FUND LLC, as a Lender

By:	/s/ Alexander Schoenbaum
Name:	Alexander Schoenbaum
Title:	CEO

SIGNATURE PAGE
TERM LOAN, GUARANTEE AND SECURITY AGREEMENT